UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PTC Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2021 ANNUAL MEETING & PROXY STATEMENT

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ptc

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, February 10, 2021	8:00 a.m. Eastern Standard Time	PTC Inc. 121 Seaport Boulevard Boston, MA 02210

Proposals to be Voted on at the Annual Meeting	Board Recommendation
Elect eight directors to serve until the 2022 Annual Meeting of Stockholders.	✓ FOR
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	✓ FOR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	✓ FOR

Other matters that are properly brought before the meeting may also be considered.

Stockholders at the close of business on December 14, 2020 are entitled to vote.

Please vote your shares before the meeting, even if you plan to attend the meeting.

Your broker will not be able to vote your shares on the election of directors or the say-on-pay proposal unless you have given your broker specific instructions to do so.

By Order of the Board of Directors

AARON C. VON STAATS
Secretary

Boston, Massachusetts
December 29, 2020

Important Notice of the Internet Availability of Proxy Materials
The Proxy Statement and our 2020 Annual Report are available to stockholders at www.proxyvote.com.

2       www.ptc.com

Despite the challenges posed by the Covid-19 pandemic, over the past year we again executed well against our strategic initiatives, establishing a solid foundation for the future.

DEAR FELLOW STOCKHOLDERS,

This past year challenged us, our customers and our partners as we dramatically shifted the way we work and navigated the disruption and uncertainty created by the Covid-19 pandemic.

Our Response to the Pandemic

Through the leadership of our executive team, PTC was able to successfully respond quickly and nimbly to the challenges we, our customers and partners faced.

Support for our Employees. We transitioned our entire workforce to work from home by mid-March and supported our employees with policies and programs as many were called upon to support remote education or other challenges related to the pandemic. We prudently managed our workforce throughout the year, enabling us to retain and motivate our employees without lay-offs, furloughs or pay reductions.

Support for our Customers, Partners and other Stakeholders.

⬢	We supported our customers as they moved to remote working environments, diagnosing issues, providing solutions and offering temporary no-cost licensing options.
⬢	We provided “white glove” support to our many medical device and health-tech customers who were on the front lines in the fight against the pandemic.
⬢	We made our Vuforia® Chalk augmented reality remote support and collaboration technology available for free to our customers and partners.
⬢	We made our eLearning suite available for free to all customers so their employees could upskill their capabilities and return to work with greater proficiency and capability.
⬢	We provided our professional services to our customers remotely, where possible, to support their implementation and upgrade timelines.
⬢	We made our Onshape® SaaS CAD solution available for free to high-schools and universities to enable them to offer their students a solution for remote learning.
⬢	We transitioned our LiveWorx® innovation event to a virtual-only event and made it free for all.
+14% ARR OVER 2019
+16% REVENUE OVER 2019
+26% RECURRING REVENUE OVER 2019
$234M CASH FLOW FROM OPERATIONS
$214M FREE CASH FLOW
+582% EPS OVER 2019
+57% NON-GAAP EPS OVER 2019
+161% 5-YEAR TSR
+47% 3-YEAR TSR
+21% 1-YEAR TSR

PTC Inc. - 2021 Proxy Statement       3

LETTER FROM OUR CHAIRMAN

Our Performance

Notwithstanding the pandemic, which struck five months into our fiscal year, we managed to deliver solid operating results and continued to create value for stockholders. We faced significant challenges associated with generating new sales of our solutions to customers due to the onsite nature of sales calls and the onsite project scoping and implementation required. We also faced challenges due to the macroeconomic uncertainty created by the pandemic, in which customers were unable to reliably forecast their needs or performance. Against this backdrop, we delivered increases in ARR, revenue and recurring revenue, generated meaningful cash flow, and continued to create value for our stockholders.

Given our execution in 2020, we believe the company is well-positioned for the future.

You can find additional information about our business performance for the year in our Annual Report to Stockholders, which accompanies this proxy statement.

We thank you for your continued support of PTC.

Sincerely,

ROBERT SCHECHTER
Chairman of the Board

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information you should consider. You should read the entire proxy statement before voting.

See the Letter from the Chairman of the Board on page 3 for highlights of PTC’s 2020 performance.

All references to 2020 and 2019 refer to PTC’s fiscal years ended September 30, 2020 and 2019, respectively, unless otherwise indicated.

Matters to be Voted on at the Meeting

Proposal 1 Elect eight directors to serve until the 2022 Annual Meeting of Stockholders.
✓The Board of Directors recommends a vote FOR All Nominees

Proposal 2 Advisory vote to approve the compensation of our named executive officers (say-on-pay).

✓The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in COMPENSATION DISCUSSION AND ANALYSIS and the tables and related disclosures contained in EXECUTIVE COMPENSATION.

Proposal 3 Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.
✓The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

PTC Inc. - 2021 Proxy Statement       5

PROXY STATEMENT SUMMARY

Director Nominees

James Heppelmann, 56
Not-Independent
President and Chief Executive Officer, PTC
Director since 2008
Other Current Public Company Boards: Sensata Technologies Holding plc

Robert Schechter, 72
Independent
Chairman of the Board
Former Chief Executive Officer, NMS Communications Corporation
Director since 2009
Other Current Public Company Boards: Mimecast Limited

Blake Moret, 58
Independent
President and Chief Executive Officer, Rockwell Automation, Inc.
Director since 2018
Other Current Public Company Boards: Rockwell Automation, Inc.

Paul Lacy, 73
Independent
Former President, Kronos Incorporated
Director since 2009
Other Current Public Company Boards: None

>12 years
6-12 years
0-5 years

Corinna Lathan, 53
Independent
Chief Executive Officer, Co-Founder and Chair of the Board, AnthroTronix, Inc.
Director since 2017
Other Current Public Company Boards: None

Janice Chaffin, 66
Independent
Former Group President, Consumer Business Unit of Symantec
Director since 2013
Other Current Public Company Boards: Synopsys, Inc.

Phillip Fernandez, 60
Independent
Former Chief Executive Officer and President, Marketo, Inc.
Director since 2016
Other Current Public Company Boards: None

Klaus Hoehn, 69
Independent
Former Senior Advisor, Innovation and Technology to the Office of the Chairman, Deere & Company
Director since 2015
Other Current Public Company Boards: None

Tenure	Diversity
Newer Directors (0 to 5 years) - 3	Diverse - 3 A diverse person is either female or an underrepresented minority or LGBTQ+.
Medium Tenured Directors (6 to 12 years) - 4
Longer-Tenured Directors (over 12 years) - 1

Independence
Independent - 7
Non-Independent – 1

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Board Independence	Board and Committee Practices
⬢Independent and Diverse Board of Directors ⬢Independent Board Chair ⬢Independent Audit, Compensation, and Governance Committee Chairs ⬢Independent Audit, Compensation, and Governance Committees	⬢Regular Executive Sessions of Independent Directors ⬢Annual Board and Director Evaluations ⬢Comprehensive Risk Management Oversight ⬢CEO and Management Succession Planning

Stockholder Rights	Stock Governance
⬢Annual Election of All Directors
⬢Annual Say-on-Pay Vote
⬢No Supermajority Voting Requirements
⬢Stockholder Right to Call a Special Meeting
⬢Majority Voting Policy for Uncontested Director Elections
⬢No Poison Pill

⬢Robust Stock Ownership Requirements for Directors and Executive Officers
⬢No Hedging or Pledging of Stock by Directors, Executives or Employees
⬢No Payment or Accumulation of Dividends or Dividend Equivalents on Options or Unvested Shares

Compensation Practices
⬢Pay-for-Performance Compensation
⬢Half Our Executives’ Annual Target Compensation is Performance-Based
⬢Independent Compensation Consultant
⬢All Executives are Employed “At Will”
⬢“Double-Trigger” Change in Control Agreements
⬢No Excise Tax Gross-Ups
⬢Compensation Clawback Policy
⬢No Perquisites or Supplemental Retirement Benefits
⬢Performance-Based Incentive Plan Earnings are Capped
⬢Tally Sheets Reviewed Annually
⬢Annual Risk Assessment of Pay Programs

PTC Inc. - 2021 Proxy Statement     7

PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Alignment of Our CEO with Our Future

A Decade as Our CEO

Jim Heppelmann has led PTC as our CEO since 2010. Over the past decade, under his leadership, PTC has transformed into a leading industrial software company – expanding the markets we serve, modernizing our business model, and transforming our culture.

2010
$2B Market Cap Low-Growth, Low-Margin CAD and PLM Perpetual License Company

2020
>$10B Market Cap Transformational Leader in Industrial Software with almost 100% Recurring Software Revenue and Growing Margins and Cash Flow

Technology Vision Creates a Leading Industrial Software Company

⬢	Expanded technology portfolio with Industrial Internet of Things and augmented reality solutions and infused our solutions with artificial intelligence and machine-learning.
⬢	Strengthened the Creo CAD suite with generative design and other advanced technologies and strengthened and expanded the PLM portfolio to provide the digital thread to power our customers’ digital transformations.
⬢	Entered the SaaS industrial software market with the acquisition of the Onshape CAD solution in 2019 and, in December 2020, announced agreement to acquire Arena Solutions SaaS PLM solution.

Focus on Creating Stockholder Value with Long-Term Strategies

⬢	Transitioned from perpetual license model to subscription license model, resulting in a portfolio of almost 100% recurring software revenue contracts.
⬢	Created a customer success organization to drive value for customers and support our recurring revenue model.
⬢	Balanced investments in the business with expenses to grow margins and cash flow.

Retention Arrangement to Extend Tenure

Given his continued vision and proven ability to drive value for customers and stockholders, in September 2020, we entered into a new employment arrangement with Jim designed to extend his decade-long tenure and lead us through the next stage of our evolution and transformation. The new arrangement includes a three-year executive agreement and a performance-based equity grant that supports our growth and profitability objectives through September 2023. The retention arrangement and rationale are discussed further in Compensation Discussion and Analysis – Letter from the Compensation Committee and 2020 CEO Compensation Decisions.

8     www.ptc.com

PROXY STATEMENT SUMMARY

Alignment of Pay and Performance

FIVE-YEAR CEO TOTAL REALIZED PAY VS RELATIVE TSR	FIVE-YEAR NEO TOTAL REALIZED PAY VS RELATIVE TSR

Alignment of Executives and Stockholders

PSUs TIED TO STRATEGIC GOALS	+	THREE-YEAR VESTING OF RSUs	+	SUBSTANTIAL STOCK OWNERSHIP REQUIREMENTS	+	CLAWBACK PROVISIONS	=	ALIGNED INTERESTS BETWEEN OUR EXECUTIVES AND STOCKHOLDERS

2020 Stockholder Engagement

In-Season Engagement		Fall 2020 Engagement
Investors Contacted	Discussions Held	Investors Contacted	Discussions Held
25 Investors	13 Investors	12 Investors	5 Investors
66% Outstanding Shares	48% Outstanding Shares	41% Outstanding Shares	12.5% Outstanding Shares

We engaged with stockholders during the 2020 proxy season to discuss our executive pay program and other corporate governance matters. We again engaged with stockholders in Fall 2020 to discuss the executive compensation decisions we made in September 2020 and other corporate governance matters. Our chairman of the Board, Robert Schechter, participated in a number of these discussions. Other participants from the company included our Investor Relations representatives, our General Counsel and/or our Corporate & Securities Counsel.

For our in-season engagement, we targeted investors that held at least 1% of our outstanding stock; for our Fall engagement, we targeted investors that held at least 2% of our outstanding stock.

PTC Inc. - 2021 Proxy Statement     9

PROXY STATEMENT SUMMARY

Topics Discussed with Investors were Primarily Those Below

Executive Compensation	Board Composition and Refreshment	ESG Reporting

Human Capital Management	Sustainability

2020 PricewaterhouseCoopers LLP Services and Fees

Type of Professional Service	2020	2019
Audit Fees	$2,813,068	$2,511,658
Audit-Related Fees(1)	$221,580	$174,811
Tax Fees(2)	$2,002,587	$1,442,007
All Other Fees(3)	$2,700	$2,700
(1)	Consists principally of fees related to the comfort letter for our debt issuance in FY20.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:

Type of Tax Service	2020	2019
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$581,063	$486,300
Tax compliance services related to PTC’s expatriate employees	$11,493	$—
Other tax services, including tax planning and advice services and assistance with tax audits	$1,410,031	$955,707
Total	$2,002,587	$1,442,007
(3)	Consists of fees for accounting research and compliance software.

See Proposal 3 for more information about PricewaterhouseCoopers LLP’s services.

10        www.ptc.com

PROXY STATEMENT SUMMARY

Corporate Responsibility

We recognize the close connection between our success and our ability to make a positive impact on our customers, our employees and the planet. Giving back to communities, embracing a culture of diversity and inclusion, sustaining the environment, and practicing sound ethics aren’t just the right thing to do. These efforts help make us an employer of choice, differentiate our brand, and support profitable and responsible growth. You can read our annual Corporate Social Responsibility Report and about our Corporate Social Responsibility initiatives at ptc.com/en/about/corporate-social-responsibility. The reference to our Corporate Social Responsibility Report and our website are not intended to incorporate information in that report or on our website into this Proxy Statement by reference.

Community Engagement

⬢We engage in the global community and support our employees that do so as well.
⬢In 2018, we founded the PTC Charitable Foundation to bring together our giving initiatives under one umbrella. The Foundation supports important educational initiatives, including the For Inspiration and Recognition of Technology (FIRST) program, which engages children from kindergarten through high school worldwide in research and robotics programs, the City Year program in Boston, which pairs Americorps members to support local middle and high school students, and Citizen Schools, which partners with underserved middle schools that need additional support and resources.
⬢We support other educational institutions with in-kind software donations.
⬢Finally, we support our employees’ engagement by matching our employees’ charitable donations through the Foundation and providing our employees with paid time off to volunteer with charitable organizations and community initiatives.

Inclusion & Diversity

⬢We have prioritized inclusion and diversity (I&D) as part of our corporate-wide strategic goals. Strategies we’ve taken to create and sustain a more inclusive and diverse environment include: hiring a dedicated head of I&D; expanding our recruiting efforts at schools and job fairs focused on minorities and other diversity dimensions; and launching, expanding and supporting our Employee Resource Groups—groups of PTC employees that voluntarily join together based on shared characteristics, life experiences, or interest around particular activities.
⬢We seek employees with diverse backgrounds and insights and are committed to creating a culture of innovation and inspiration where all employees feel a sense of ownership and pride in our success.
⬢PTC was named a Top Place to Work in Massachusetts by The Boston Globe in 2020, 2019, 2018 and 2017.

Environmental Sustainability

⬢As a company that operates globally, we seek to reduce and mitigate our environmental impact through our sustainability initiatives.
⬢Our sustainability initiatives include recycling programs, energy and resource conservation programs, and public transportation support programs.
⬢Our new world headquarters building in the Boston Seaport has received LEED Gold certification.

PTC Inc. - 2021 Proxy Statement     11

3	LETTER FROM OUR CHAIRMAN

5	PROXY STATEMENT SUMMARY
5	Matters to be Voted on at the Meeting
6	Director Nominees
7	Corporate Governance Highlights
8	Executive Compensation Highlights
9	2020 Stockholder Engagement
10	2020 PricewaterhouseCoopers LLP Services and Fees
11	Corporate Responsibility

13	INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

14	PROPOSAL 1: ELECTION OF DIRECTORS
16	Director Nominees
16	Independence of Our Directors

22	CORPORATE GOVERNANCE
22	Board Leadership Structure
22	Board and Committee Meetings; Attendance at the Annual Meeting
22	Board Evaluation Process
23	Board Refreshment Process
23	Board Risk Oversight
24	The Committees of the Board
27	Director and Executive Officer Stock Ownership Requirements
27	No Hedging or Pledging of PTC Equity
27	Director Election Process and Voting Standard
28	Director Nominations
28	Director Qualifications and Diversity
28	Qualifications Required of All Directors
28	Communications with the Board

29	DIRECTOR COMPENSATION
29	Director Compensation Process and Decisions
30	2020 Director Compensation

31	INFORMATION ABOUT OUR EXECUTIVE OFFICERS

33	PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
33	Summary of Our Compensation Practices
33	Effect of Say-on-Pay Vote

34	COMPENSATION DISCUSSION AND ANALYSIS
34	Letter from the Compensation Committee
36	Our Compensation Philosophy and Practices
39	2020 Compensation Design
40	FY20 Performance–Based Compensation Decisions
45	2020 CEO Compensation Decisions
47	2020 NEO Compensation Decisions
48	How We Set Executive Compensation
48	Independent Compensation Consultant
49	Consultation with Management
49	Compensation Committee Calendar
50	Determination of the Total Amount of Compensation
51	Other Important Elements of Our Compensation Program
51	Compensation Clawback Policy
51	Stock Ownership Requirements
51	No Hedging or Pledging of PTC Stock
51	Severance and Change in Control Arrangements
52	Timing of Equity Grants
53	Consideration of Stock-Based Compensation Expense and Dilution
53	Annual Assessment of Risks Associated with Our Compensation Programs
54	Compensation Committee Report

55	EXECUTIVE COMPENSATION
55	Summary Compensation Table
56	Grants of Plan-Based Awards
58	Outstanding Equity Awards at Fiscal Year-End
59	Option Exercises and Stock Vested
60	Potential Payments upon Termination or Change in Control

62	CEO PAY RATIO

63	PROPOSAL 3: ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FY21
63	Engagement of Independent Auditor and Approval of Professional Services and Fees
64	PricewaterhouseCoopers LLP Professional Services and Fees
65	Report of the Audit Committee
65	Attendance at the Annual Meeting

66	INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP
66	Stockholders that Own at least 5% of PTC
67	Stock Owned by Directors and Officers

68	TRANSACTIONS WITH RELATED PERSONS
68	Review of Transactions with Related Persons
68	Transactions with Related Persons

69	STOCK PERFORMANCE GRAPH

70	STOCKHOLDER PROPOSALS AND NOMINATIONS
70	How to Submit a Proposal
70	Information to be Provided in Connection with Director Nominations

72	ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
72	Proposals to Be Voted on at the Meeting and Voting Standard
72	Effect of Abstentions and Broker Non-Votes
72	Voting by Proxy
73	Revoking Your Proxy
73	Confidentiality of Voting and Tabulation of the Votes
73	Announcement of Voting Results
73	Costs of Soliciting Proxies
74	Obtaining a Copy of Our Annual Report on Form 10-K
74	Questions

75	APPENDIX A
75	Operating Measures
75	Non-GAAP Financial Measures
75	Non-GAAP Financial Measures used under Our Executives’ Performance-Based Compensation
76	Reconciliation of GAAP Results to Non-GAAP Financial Measures

77	REDUCING THE ENVIRONMENTAL IMPACT OF OUR SOLICITATIONS
77	Electronic Delivery of Proxy Materials
77	Materials Sent to Stockholders Sharing the Same Surname and Address

12     www.ptc.com

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

DATE Wednesday, February 10, 2021	TIME 8:00 a.m. Eastern Standard Time	PLACE PTC Inc. 121 Seaport Boulevard Boston, MA 02210

2020 Annual Meeting of Stockholders

Proposals to be Voted On at the Meeting

Proposal	Board Recommendation
Elect eight directors to serve until the 2022 Annual Meeting of Stockholders.	✓ FOR
Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	✓ FOR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	✓ FOR

How You May Vote

All stockholders as of December 14, 2020 have the right to attend and vote at the Annual Meeting of Stockholders. You may vote by proxy before the meeting. You may attend the meeting even if you have voted by proxy before the meeting. In order to establish a quorum and to facilitate the tabulation of votes, please vote before the meeting, even if you plan to attend the meeting.

VOTING BY PROXY	VOTING IN PERSON

To vote, you should follow the voting instructions in the notice or proxy card sent to you.

You may vote by Internet or, if you received a proxy card, by telephone or mail.

If you vote by proxy, your shares will be voted at the meeting as you instruct. If you submit your proxy but do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, your shares will be voted in accordance with the designated proxies’ best judgment.

If you wish to vote in person, you must have the required documentation described below with you.

If you are a record holder (that is, you hold your shares directly and not through a brokerage account), you should bring a government issued document that identifies you (such as a Driver’s License or Passport).

If you are a beneficial holder (that is, you hold your shares through a brokerage account), you will need to obtain a legal proxy from the brokerage firm to enable you to vote at the meeting. You should also bring a government issued document that identifies you.

You have one vote for each share of common stock that you owned at the close of business on December 14, 2020. On that date, there were 116,662,768 shares outstanding. See ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING for additional information about voting and other administrative matters.

We made this proxy statement available to stockholders on December 29, 2020.

PTC Inc. - 2021 Proxy Statement     13

Proposal 1 ELECTION OF DIRECTORS

The Board is elected by the stockholders to represent and protect their interest in PTC. The Board selects and oversees the members of senior management, who are responsible for conducting the business of PTC.

All director nominees are current directors of the company. Information about each of the director nominees, including their qualifications, skills and experience that led the Corporate Governance Committee and the Board to conclude that the director should serve as a director of the company, is discussed below. Information about their PTC stock ownership is set forth in INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP – Stock Owned by Directors and Officers.

✓The Board of Directors recommends that you vote FOR the election of all director nominees.

Summary of Qualifications

Qualifications, Skills and Experience

The Nominees have a good balance of the qualifications, skills and experience that the Corporate Governance Committee and the Board have identified as contributing to the effectiveness of the Board.

Leadership	Strategy	Global	Financial	Software Industry	Manufacturing	Marketing	Research & Development

8/8	8/8	8/8	7/8	6/8	5/8	5/8	5/8

Supermajority is Independent	Tenure is Well Balanced	Board is Diverse
Independent - 7	Newer Directors (0 to 5 years) - 4	Diverse - 3 A diverse person is either female or an underrepresented minority or LGBTQ+.
Not Independent – 1	Medium Tenured Directors (6 to 12 years) - 3
Longer-Tenured Directors (over 12 years) - 1

Stockholder Interests are Protected

Seven of the eight director nominees, including our Board chairman, are independent. Our President and CEO is not independent.

An independent board ensures that the directors exercise independent judgment, are willing to question management and are best suited to represent and protect the interests of stockholders.

Stockholders Benefit from Effective Board Refreshment

The Corporate Governance Committee and the Board strive to achieve a balance of service on the Board through a mix of new members and perspectives and members with longer tenure with institutional knowledge.

Stockholders Benefit from Existence of Diverse Views

Of our eight directors, two are women and one other is an underrepresented minority or LGBTQ+. This composition ensures a diverse set of viewpoints and experiences that we believe benefits stockholders.

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PROPOSAL 1: ELECTION OF DIRECTORS

Specific Qualifications, Skills and Experience of the Board

The Committee believes that certain qualifications, skills and experience should be represented on the Board, as described below, although not every member of the Board must possess all such qualifications, skills and experience to be considered capable of making valuable contributions to the Board.

Leadership
Our business is complex and evolving rapidly. Individuals who have led companies or operating business units of significant size have proven leadership experience in developing and advancing a vision and making executive-level decisions.

Strategy Our success depends on successful development and execution of our corporate strategy, including successful selection and execution of strategic alliances and acquisitions.

Global
We are a global company, with approximately 45% of our software revenue coming from the Americas, 35% from Europe and 20% from the Asia-Pacific region. Global experience enhances understanding of the complexities and issues associated with running a global business and the challenges we face.

Financial
Our business and financial model is complex and multinational. Individuals with financial expertise are able to identify and understand the issues associated with our business and financial model.

Software Industry We are an enterprise software company. Those with enterprise software experience are better able to understand the risks and opportunities facing our business.
Manufacturing We primarily serve companies in the manufacturing industry. Understanding of this industry enhances understanding of how we can best address the needs of our customers.
Marketing Our business depends on successfully creating awareness of our products and entering new markets. Persons with marketing experience can help us identify ways to do so successfully.

Research and Development
Our business depends on the success of our research and development efforts to develop our products and expand our offerings. Experience in this area enhances understanding of the challenges we face and best practices.

PTC Inc. - 2021 Proxy Statement     15

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees

Independence of Our Directors

Our Board of Directors has determined that all the director nominees, other than Mr. Heppelmann, our President and Chief Executive Officer, are independent under applicable Nasdaq rules. None of the independent directors, to our knowledge, has any business, financial, family or other type of relationship with PTC or its management that would impact the director’s independence.

JANICE CHAFFIN

Director Since
2013

Age 66

Board Committees
Compensation (Chair), Corporate Governance, Strategic Partnerships Oversight

Other Public Company Boards

⬢Synopsys, Inc.
⬢Electronics for Imaging Inc. (2018-2019)
⬢International Game Technology (2010-2015)
⬢Informatica Corporation (2001-2008)

Key Qualifications:

⬢Significant leadership experience with large global technology companies.
⬢Financial and accounting expertise as a result of her positions at Symantec Corporation and Hewlett-Packard Company and her service on the Audit Committees of Synopsys, International Game Technology and Informatica.
⬢Completed the requirements to become a NACD Fellow in 2015, the highest level of credentialing for corporate directors and corporate governance professionals by the National Association of Corporate Directors.
⬢To become a NACD Fellow, Ms. Chaffin demonstrated knowledge of the leading trends and practices that define exemplary corporate governance today and committed to developing professional insights through a comprehensive program of ongoing study.

Career Highlights:

⬢Group President, Consumer Business Unit, Symantec, a global leader in providing cybersecurity solutions, April 2007 – March 2013
⬢Chief Marketing Officer, Symantec, 2003-2007
⬢Spent over twenty years at Hewlett-Packard Company, in management and marketing leadership positions.

Education:

⬢Bachelor of Arts – University of California, San Diego
⬢Master of Business Administration – University of California, Los Angeles

Skills and Attributes:

Leadership	Strategy	Global	Financial
Software Industry	Marketing

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PROPOSAL 1: ELECTION OF DIRECTORS

PHILLIP FERNANDEZ

Director Since
2016

Age 60

Board Committees
Corporate Governance (Chair), Audit

Other Public Company Boards

⬢Yext, Inc. (November 2016 – June 2019)
⬢Marketo, Inc. (January 2006 – August 2016)
⬢Tibco Software, Inc. (June 2014 – December 2014)

Key Qualifications:

⬢Demonstrated leadership experience as a result of his service at Marketo, Inc. and at Epiphany, Inc.
⬢Significant marketing experience through his role at Marketo, Inc.
⬢Well-known writer and speaker on topics related to digital marketing, marketing automation, big data, and entrepreneurialism, and is the author of Revenue Disruption: Game-Changing Sales and Marketing Strategies to Accelerate Growth (Wiley, 2012).

Career Highlights:

⬢Venture Partner, Shasta Ventures, a venture capital firm, January 2017 – January 2018
⬢Founder, Marketo, Inc., a global digital marketing software company
⬢Chief Executive Officer and President, Marketo, Inc., January 2006 – August 2016
⬢President and Chief Operating Officer, Epiphany, Inc., a marketing software company, July 2003 – September 2005

Education:

⬢Bachelor of Arts in History – Stanford University

Skills and Attributes:

Leadership	Strategy	Global	Financial
Software Industry	Marketing	Research and Development

JAMES HEPPELMANN Director Since 2008 Age 56 Board Committees None Other Public Company Boards ⬢Sensata Technologies Holding plc

Key Qualifications:

⬢Significant leadership experience in the enterprise software industry as a result of his positions at PTC Inc. and his position at Windchill Technology, Inc., where he was the founder and President before its acquisition by PTC.
⬢Extensive knowledge of PTC’s history, technologies and the markets in which PTC operates.
⬢Financial and marketing expertise as a result of his positions as Chief Executive Officer, Chief Operating Officer and Chief Product Officer of PTC.
⬢Technology and research and development expertise as a result of his positions as Chief Product Officer and Chief Technology Officer, and at Windchill Technology, Inc.

Career Highlights:

⬢President and Chief Executive Officer, PTC, October 2010 – present
⬢President and Chief Operating Officer, PTC, March 2009 – September 2010
⬢Executive Vice President and Chief Product Officer, PTC, February 2003 – February 2009
⬢Executive Vice President, Software Solutions, and Chief Technology Officer, PTC, June 2001 – January 2003
⬢Joined PTC in 1998

Education:

⬢Bachelor’s degree in Mechanical Engineering – University of Minnesota

Skills and Attributes:

	Leadership	Strategy	Global	Financial
	Software Industry	Manufacturing	Marketing	Research and Development

PTC Inc. - 2021 Proxy Statement     17

PROPOSAL 1: ELECTION OF DIRECTORS

KLAUS HOEHN Director Since 2015 Age 69 Board Committees Corporate Governance

Key Qualifications:

⬢Extensive knowledge of manufacturing and the markets in which PTC operates, as well as extensive knowledge of PTC software, including as a user of PTC software.
⬢His experience at Deere, a customer of PTC, makes him uniquely qualified to serve as the “voice of the customer” on the Board.
⬢Technology and research and development expertise as a result of his positions at Deere, including his role that included corporate-level responsibility for directing advanced technology development and engineering services that support worldwide agricultural, construction, and commercial and consumer equipment design and manufacturing.

Career Highlights:

⬢Senior Advisor, Innovation and Technology to the Office of the Chairman, Deere & Company, November 2018 – December 2020
⬢Vice President, Advanced Technology and Engineering, Deere & Company, January 2006 – November 2018
⬢Joined Deere & Company in 1992 and has served in several engineering and product development roles at the company

Education:

⬢Bachelor’s degree, Master’s degree, and Doctorate degree in Mechanical and Agricultural Engineering – Rostock University, Germany

Skills and Attributes:

	Leadership	Strategy	Global	Manufacturing
Research and Development

PAUL LACY Director Since 2009 Age 73 Board Committees Audit (Chair), Compensation, Corporate Governance

Key Qualifications:

⬢Extensive financial accounting and manufacturing expertise as a result of his positions at Kronos.
⬢During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company.
⬢Significant leadership and public company software experience as a result of his positions at Kronos Incorporated.

Career Highlights:

⬢President, Kronos Incorporated, a global enterprise software company, May 2006 – June 2008
⬢President, Chief Financial and Administrative Officer, Kronos Incorporated, November 2005 – April 2006.
⬢Executive Vice President and Chief Financial and Administrative Officer, Kronos Incorporated, April 2002 – October 2005.

Education:

⬢Bachelor of Science in Accounting – Boston College
⬢Juris Doctor – Boston College of Law School

Skills and Attributes:

	Leadership	Strategy	Global	Financial
	Software Industry	Manufacturing

18     www.ptc.com

PROPOSAL 1: ELECTION OF DIRECTORS

CORINNA LATHAN Director Since 2017 Age 53 Board Committees Audit

Key Qualifications:

⬢Extensive experience as a leader and technology innovator as a result of her work at AnthroTronix
⬢Deep expertise in human-technology interfaces for robotics and mobile technology platforms
⬢Significant experience and expertise in augmented reality and other technologies enable her to help us advance our Internet of Things strategy.

Career Highlights:

⬢Chief Executive Officer, Co-Founder and Chair of the Board, AnthroTronix, Inc., a biomedical engineering research and development company that creates diverse products in robotics, digital health, wearable technology, and augmented reality, July 1999 – Present.
⬢Associate Professor of Biomedical Engineering, The Catholic University of America
⬢Adjunct Associate Professor of Aerospace Engineering, University of Maryland, College Park

Education:

⬢Bachelor of Arts degree in Biopsychology and Mathematics – Swarthmore College
⬢S.M. in Aeronautics and Astronautics – MIT
⬢Ph.D. in Neuroscience - MIT

Skills and Attributes:

	Leadership	Strategy	Global	Financial
	Software Industry	Research and Development

PTC Inc. - 2021 Proxy Statement     19

PROPOSAL 1: ELECTION OF DIRECTORS

BLAKE MORET Director Since 2018 Age 58 Board Committees Corporate Governance, Strategic Partnerships Oversight Other Public Company Boards ⬢Rockwell Automation, Inc.

Key Qualifications:

⬢Appointed to the Board in connection with the formation of the strategic alliance between PTC and Rockwell Automation and Rockwell Automation’s purchase of $1 Billion of PTC stock in July 2018. In connection with those transactions, we agreed to appoint to the Board and to the Corporate Governance Committee an individual proposed by Rockwell Automation and reasonably acceptable to us.
⬢Rockwell Automation designated Mr. Moret as the initial designee. Under the strategic alliance, transactions between the parties do not constitute a significant portion of either PTC’s or Rockwell Automation’s annual revenue for 2020.
⬢Significant leadership experience in factory automation and the factory automation market to the Board as a result of his experience at Rockwell Automation, an area that is a significant focus of our digital transformation for industrial enterprises strategy.

Independence Considerations:

We have concluded that Mr. Moret qualifies as an independent director under the applicable Nasdaq rules. In reaching this conclusion, we considered the fact that Mr. Moret continued to meet the objective independence standard under the applicable Nasdaq rules, that Rockwell Automation’s interests are aligned with those of stockholders generally, that transactions between the parties under the strategic alliance are not expected to be a material percentage of annual revenue in 2021, that Mr. Moret does not have any other relationship with us that would compromise his independence, and that, as with all directors, if a matter arises that poses a potential conflict of interest, Mr. Moret would be excluded from consideration of that particular matter.

Career Highlights:

⬢President and Chief Executive Officer, Rockwell Automation, Inc., a company focused on industrial automation and information, July 2016 – Present
⬢Chairman of the Board, Rockwell Automation, Inc., January 2018 – Present
⬢Senior Vice President, Control Products and Solutions, Rockwell Automation, Inc., April 2011 – July 2016
⬢Has been with Rockwell Automation for over 32 years, during which he served in various roles, including leadership roles in marketing, solutions, services and product groups.

Education:

⬢Bachelor’s degree in Mechanical Engineering – Georgia Institute of Technology

Skills and Attributes:

	Leadership	Strategy	Global	Financial
	Manufacturing	Marketing

20     www.ptc.com

PROPOSAL 1: ELECTION OF DIRECTORS

ROBERT SCHECHTER

Chairman of the Board

Director Since
2009

Age 72

Board Committees
Audit, Compensation,
Strategic Partnerships
Oversight

Other Public Company Boards

⬢Mimecast Limited
⬢Telaria, Inc.
(2013-2019)
⬢EXA Corporation
(2012 – 2017)
⬢Unica Corporation
(2005 - 2010)
⬢Soapstone Networks,
Inc. (2003 - 2009)

Key Qualifications:

⬢Significant financial and accounting expertise as a result of his positions at NMS Communications Corporation and at Lotus Development Corporation, where he was the Chief Financial Officer.
⬢Relevant knowledge of the manufacturing market and process [through his position at NMS Communications Corporation]
⬢Marketing experience as well as technology and research and development expertise as a result of his position as Senior Vice President at Lotus Development Corporation, where he was responsible for all sales, marketing, customer service and product development outside North America

Career Highlights:

⬢Chief Executive Officer, NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, 1995 – 2008
⬢Senior Vice President, International Operations, Lotus Development Corporation, 1990 - 1994
⬢Chief Financial Officer, Lotus Development Corporation, 1987 – 1990

Education:

⬢Bachelor of Science – Rensselaer Polytechnic Institute
⬢Master of Business Administration - Wharton School of the University of Pennsylvania
Skills and Attributes:

Leadership	Strategy	Global	Financial
Software Industry	Manufacturing	Marketing	Research and Development

PTC Inc. - 2021 Proxy Statement     21

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by an independent Chairman, Mr. Schechter. We believe this Board leadership structure serves the company and our stockholders well by providing independent leadership of the Board. If we were to decide that combining the Chairman and CEO positions would better serve the company and our stockholders, our policy is to have a Lead Independent Director.

Board and Committee Meetings; Attendance at the Annual Meeting

The Board and committees hold regularly scheduled meetings over the course of the year and hold additional meetings as necessary. The Board met ten times in 2020. All directors attended 100% of meetings of the Board and the committees on which he or she served in 2020.

We expect that each director will attend the Annual Meeting of Stockholders each year. All directors attended the 2020 Annual Meeting of Stockholders.

Board Evaluation Process

The Board conducts an annual evaluation process, which is facilitated by a third-party once every three years.

Years 1 and 2 Self-Evaluation	Year 3 Externally Facilitated Evaluation

The Chairman of the Board meets with each director individually to discuss the Board’s performance and the Chair of the Corporate Governance Committee meets with each director individually to assess the Chairman of the Board’s performance.

The results of the assessment are discussed with the full Board.

The external facilitator works with the Board to develop a list of discussion topics and then meets with each of the directors individually to discuss these topics and the Board’s performance.

The results of the assessment are discussed with the full Board.

22     www.ptc.com

CORPORATE GOVERNANCE

Board Refreshment Process

The Corporate Governance Committee is responsible for identifying and recommending to the Board candidates for Board membership. The Corporate Governance Committee considers the Board’s composition, skills and attributes to determine whether they are aligned with our long-term strategy. The Corporate Governance Committee evaluates candidates against the standards and qualifications set forth in our Corporate Governance Guidelines as well as other relevant factors, including the candidate’s potential contributions to the Board.

Our typical search process involves the steps described below.

1	2	3	4	5	6	7

Assess Board’s Current Skills and Attributes	Identify Skills or Attributes that are needed or may be needed in the future	Develop Candidate Profile	Identify and Retain Search Firm to Lead the Process	Screen Candidates	Chairman of the Board, CEO, Chair of Corporate Governance Committee and other directors meet with candidates	Decision and Nomination

Board Risk Oversight

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation but discuss risk throughout the year in relation to ongoing operations and proposed actions and initiatives.

Board of Directors Ultimate responsibility for risk management oversight and oversees risk management of risks not addressed by a committee.

Audit ⬢Financial Condition and Debt ⬢Accounting and Financial Reporting ⬢Cybersecurity and IT Programs ⬢Compliance Programs ⬢Taxes ⬢Related Party Transactions	Compensation Overall Compensation Policies, Programs and Practices	Corporate Governance ⬢Corporate Governance Policies ⬢CEO Succession Planning ⬢Composition of the Board ⬢Director Evaluation and Nominations ⬢Director Compensation	Strategic Partnerships Oversight Implementation and Operation of Significant Strategic Relationships	Covid-19 Crisis Oversight Oversight of the Company’s Response to the Covid-19 Crisis Temporary Committee Q2’20 & Q3’20

PTC Inc. - 2021 Proxy Statement     23

CORPORATE GOVERNANCE

The Committees of the Board

The Board has four standing committees: Audit, Compensation, Corporate Governance, and the Strategic Partnerships Oversight Committee. Each of the committees acts under a written charter, all of which are available on the Investor Relations page of our website at www.ptc.com. Mr. Heppelmann, our CEO, does not serve on any committee.

During 2020, we also established the Covid-19 Crisis Oversight Committee to oversee the company’s response to the Covid-19 pandemic. The committee operated in the second and third quarters and was disbanded as the company’s response to the pandemic and related operating changes matured.

2020 Director	Audit	Compensation	Corporate Governance	Strategic Partnerships	Covid-19 Crisis Oversight
Janice Chaffin, Independent		C	✓	✓	✓
Phillip Fernandez, Independent	✓		C
Klaus Hoehn, Independent			✓
Paul Lacy, Independent*	C	✓	✓		✓
Corinna Lathan, Independent	✓
Blake Moret, Independent			✓	✓
Robert Schechter, Independent*	✓	✓		C	C
Total Meetings in 2020	8	8	4	4	4

C Chair	✓ Member	* Audit Committee Financial Expert

24      www.ptc.com

CORPORATE GOVERNANCE

AUDIT COMMITTEE
Committee Chair: Paul Lacy	Committee Members: Phillip Fernandez Corinna Lathan Robert Schechter
Responsibilities
⬢Assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance and oversees our compliance programs.
⬢Reviews the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process.
⬢Meets with management and with our independent auditor to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and reports on such matters to the Board.
⬢Meets with the independent auditor, with and without PTC management present.
⬢Appoints (and, if appropriate, replaces), evaluates, and establishes the compensation of, the independent auditor.
⬢Reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses independence of the auditor, and reviews the auditor’s fees.
⬢Reviews and pre-approves audit and non-audit related services that may be performed by the independent auditor.

Independence and Financial Expertise
⬢All committee members are “independent directors” under both SEC rules and the Nasdaq Stock Market listing requirements.
⬢No member has ever been an employee of PTC or any of its subsidiaries.
⬢The Board of Directors has determined that Mr. Lacy and Mr. Schechter qualify as Audit Committee Financial Experts, as defined by the SEC.

PTC Inc. - 2021 Proxy Statement     25

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE
Committee Chair: Janice Chaffin	Committee Members: Paul Lacy Robert Schechter
Responsibilities
⬢Establishes the compensation levels for our executive officers.
⬢Oversees our employee compensation programs, including the corporate bonus programs.
⬢Sets performance goals for compensation of executive officers and evaluates performance against those goals.
⬢Oversees our equity compensation plans.

May engage compensation consultants or other advisors to provide information and advice to the Committee.

Independence
⬢All Committee members are “independent directors” under The Nasdaq Stock Market listing rules.

CORPORATE GOVERNANCE COMMITTEE
Committee Chair: Phillip Fernandez	Committee Members: Klaus Hoehn Paul Lacy Blake Moret
Responsibilities
⬢Develops and recommends policies and processes regarding corporate governance.
⬢Maintains a CEO succession plan to ensure continuity of leadership for PTC.
⬢Oversees the director recruitment process, including the assessment of qualifications and skills sought in new directors and the retention of search firms to assist in the identification of potential candidates.
⬢Reviews the composition of the Board and makes recommendations regarding nominees for election to the Board.
⬢Makes recommendations to the Board about the composition of committees of the Board.
⬢Reviews and makes recommendations to the Board with respect to director compensation.

Independence
⬢All Committee members are “independent directors” under The Nasdaq Stock Market listing rules.

26     www.ptc.com

CORPORATE GOVERNANCE

STRATEGIC PARTNERSHIPS OVERSIGHT COMMITTEE
Committee Chair: Robert Schechter	Committee Members: Janice Chaffin Blake Moret
Responsibilities
⬢Oversee the implementation and operation of significant strategic relationships entered into by the company.

Independence
⬢All Committee members are “independent directors” under The Nasdaq Stock Market listing rules.

Director and Executive Officer Stock Ownership Requirements

Because we believe our directors’ and executives’ interests are more aligned with those of our stockholders if they are stockholders themselves, our directors and executive officers are required to hold a significant amount of our stock. Options and unvested equity are not counted toward the holding requirement.

Directors 5x Annual Board Cash Retainer	Chief Executive Officer 5x Annual Salary	Other Executive Officers 3x Annual Salary	All our directors and officers meet their stock ownership requirements.

Our Director Stock Ownership Policy and our Executive Officer Stock Ownership Policy are available on the Investor Relations page of our website at www.ptc.com.

No Hedging or Pledging of PTC Equity

In order to ensure members of the Board of Directors and our executives and employees are aligned with the interests of our stockholders, our Trading in Company Securities Policy prohibits the hedging of PTC stock or equity by directors, executives and employees and transactions in derivative securities whose value is tied to that of PTC stock (including puts, calls and listed options). The Policy also prohibits the pledging of PTC stock or equity by directors, executives and employees and short sales of PTC stock.

Director Election Process and Voting Standard

All directors stand for election each year. Directors are elected by a plurality of votes received. However, we maintain a Majority Voting Policy for uncontested director elections that requires a director who does not receive a majority of the votes cast for his or her proposed election to promptly tender his or her resignation from the Board. The Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept the resignation. The Board will use its best efforts to act on the resignation and publicly disclose its decision and its rationale within 90 days following certification of the election results. The director who tenders his or her resignation may not participate in the decisions of the Corporate Governance Committee or the Board that concern the resignation.

PTC Inc. - 2021 Proxy Statement     27

CORPORATE GOVERNANCE

Director Nominations

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Candidates may be suggested by directors, management, stockholders or a search firm retained by the Committee. Stockholders that wish to nominate a candidate may do so in accordance with the procedures described in STOCKHOLDER PROPOSALS AND NOMINATIONS. Candidates properly nominated by stockholders will be given the same consideration as other proposed candidates.

Director Qualifications and Diversity

The Corporate Governance Committee’s mandate is to create and maintain a Board with a diversity of skills and attributes that is aligned with PTC’s current and anticipated future strategic needs. Beyond a few general requirements, the Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees but considers the composition of the Board and the experience and skills each director nominee brings to the Board.

The Corporate Governance Committee values diversity and believes that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds, as well as diversity with respect to race, ethnicity, gender, age and cultural backgrounds, is desirable. The Committee does not maintain a diversity policy but seeks to achieve diversity through its thoughtful selection of qualified candidates.

Qualifications Required of All Directors

The Corporate Governance Committee considers each candidate’s character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and such other relevant skills and experience as may contribute to the Board’s effectiveness and PTC’s success. In addition, all candidates must be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board of Directors and must not hold positions or interests that conflict with their responsibilities to PTC. Candidates must also comply with any other minimum qualifications for either individual directors or the Board under applicable laws or regulations. The Committee will also consider whether the candidate is independent of PTC as at least a majority of members of the Board of Directors must qualify as independent in accordance with Nasdaq independence rules.

Communications with the Board

Stockholders may send communications to the Board of Directors at: Board of Directors, PTC Inc., c/o General Counsel, 121 Seaport Boulevard, Boston, Massachusetts 02210.

28     www.ptc.com

DIRECTOR COMPENSATION

We pay our non-employee directors a mix of cash and equity compensation. The amounts established for the annual Board and committee cash and equity retainers for the most recent year are shown in the table below. No fees are paid for service on the Strategic Partnerships Oversight Committee. The retainers are the only compensation paid for service as a director; we do not pay meeting fees for attendance at board or committee meetings.

	Annual Cash Retainer	Annual Equity Retainer	Committee Chair Retainer	Committee Member Retainer
Chairman of the Board	$125,000	$300,000
Other Directors	$60,000	$250,000
Audit Committee			$30,000	$15,000
Compensation Committee			$25,000	$12,500
Corporate Governance Committee			$15,000	$7,500
Strategic Partnerships Oversight Committee			$—	$—

Director Compensation Process and Decisions

The Board establishes the annual compensation for the directors at the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders. In setting such compensation, the Board considers the recommendation of the Corporate Governance Committee. In making its recommendation for 2020, the Corporate Governance Committee considered a competitive assessment of the directors’ compensation with that of our compensation peer group (described in COMPENSATION DISCUSSION AND ANALYSIS) and reviewed each element of compensation to determine whether the compensation is competitive and reasonable for the services provided by the directors. Based on that review, no changes were made to our directors’ compensation for 2020.

We provide a higher annual retainer for service as the Chairman of the Board given the additional work required by that position, but do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee. We provide different retainers for the Chairs and members of the various committees based on the anticipated level of work required with respect to the position and the committee.

We also believe that providing a majority of our directors’ annual retainer compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

PTC Inc. - 2021 Proxy Statement     29

DIRECTOR COMPENSATION

2020 Director Compensation

The amounts shown in the Fees Earned or Paid in Cash column of the table are each director’s annual board and committee retainer fees. The amounts shown in the Stock Awards column of the table are the value of the restricted stock unit (RSU) awards made to the directors during the year.

Name(1)	Fees Earned	Stock Awards (#)	Stock Awards ($)(2)(3)	Total ($)
Robert Schechter Chairman of the Board	$152,500	3,439	$299,950	$452,450
Janice Chaffin	$92,500	2,866	$249,973	$342,473
Phillip Fernandez	$82,500	2,866	$249,973	$332,473
Klaus Hoehn	$68,750	2,866	$249,973	$318,723
Paul Lacy	$111,500	2,866	$249,973	$361,473
Corinna Lathan	$75,000	2,866	$249,973	$324,973
Blake Moret	$67,500	2,866	$249,973	$317,473
Donald Grierson(4)	$46,250	—	$—	$46,250
(1)	As an employee of PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director, and accordingly, is not shown in the Director Compensation Table.
(2)	Grant date fair value of restricted stock units granted on February 12, 2020. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our common stock on the NASDAQ Stock Market on the grant date, $87.22 per share.
(3)	The number of outstanding RSUs held by each director as of September 30, 2020 is shown in the table below. No director held options.

Name	Restricted Stock Units
Robert Schechter	3,439
Janice Chaffin	2,866
Phillip Fernandez	2,866
Klaus Hoehn	2,866
Paul Lacy	2,866
Corinna Lathan	2,866
Blake Moret	2,866
(4)	Mr. Grierson retired from the Board on February 12, 2020.

30     www.ptc.com

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

JAMES HEPPELMANN Information about Jim Heppelmann is provided in “Director Nominees” above.

KRISTIAN TALVITIE

Executive Vice President, Chief Financial Officer

Age 50

Kristian joined PTC as our Chief Financial Officer in May 2019. Before that, Kristian was the Chief Financial Officer of Syncsort Incorporated, a private software company specializing in Big Data, high speed sorting products and data integration software and services from October 2018 through May 2019. He served as Chief Financial Officer of Sovos Compliance, LLC, a private SaaS software company specializing in tax compliance software from July 2016 to October 2018, and served as the Corporate Vice President, Finance of PTC from July 2013 to July 2016 and as the Senior Vice President, Financial Planning and Analysis and Investor Relations of PTC from November 2010 to July 2013.

TROY RICHARDSON

Executive Vice President, Chief Operating Officer

Age 58

Troy joined PTC in November 2020 as our Chief Operating Officer. Troy previously served as the Senior Vice President, Head of Global Sales for DXC Technology, a $20 Billion leading IT services company, from July 2019 to November 2020. Before that, he served as the Senior Vice President, General Manager, Enterprise and Cloud Applications for DXC from April 2017 to July 2019; General Manager, Global Sales Leader for CSC, an information and technology services company, from December 2015 to April 2017; and Senior Vice President, Strategic Alliances for Oracle Corporation from May 2014 to December 2015. Before that, Mr. Richardson held management positions at SAP, Hewlett-Packard, Novell, NCR and IBM.

EDUARDA CAMACHO

Executive Vice President, Chief Customer Officer

Age 48

Eduarda has been our Executive Vice President, Chief Customer Officer since December 2019. Before that, she served as our Divisional Vice President, Customer Success from April 2018 to November 2019, our Senior Vice President, Customer Success from December 2017 to March 2018, and our Senior Vice President, Global Services from July 2016 to November 2017. Before that, she served in various positions in our Global Services organization. Eduarda joined PTC in 1997.

PTC Inc. - 2021 Proxy Statement     31

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

MICHAEL DITULLIO

Executive Vice President, Sales

Age 53

Mike has been our Executive Vice President, Sales, since November 2015. Before that, Mike served in various positions in our Sales organization. Mike joined PTC in 1999.

KATHLEEN MITFORD

Executive Vice President, Chief Strategy Officer

Age 48

Kathleen became our Executive Vice President, Chief Strategy Officer, in January 2020. Kathleen previously was Executive Vice President, Products from February 2018 to December 2020. Before that, Kathleen was our Executive Vice President, Products and Market Strategy from October 2017 to February 2018; Executive Vice President, Segments from February 2017 to October 2017; Corporate Vice President, Corporate Strategy from July 2014 to February 2017. Before that, she served in various roles in our product, market and corporate strategy groups. Kathleen joined PTC in 2006.

AARON VON STAATS

Executive Vice President, General Counsel and Secretary

Age 55

Aaron has served as our General Counsel and Secretary since 2003. Before that, he served in other roles in the company’s Legal group. Aaron joined PTC in 1997.

KEVIN WRENN

Executive Vice President, Products

Age 55

Kevin became our Executive Vice President, Products, in January 2020. Kevin previously served as our Divisional General Manager, PLM Segment, from October 2014 to December 2019. Before that, he held various positions in a number of organizations within PTC. Kevin joined PTC in 1995.

32     www.ptc.com

Proposal 2 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This advisory vote on the compensation of our Chief Executive Officer and our other executive officers named in the Summary Compensation Table (our “named executive officers”) gives stockholders the opportunity to express their views on our named executive officers’ compensation. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Additional information about their compensation is discussed in COMPENSATION DISCUSSION AND ANALYSIS and in EXECUTIVE COMPENSATION.

✓The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in COMPENSATION DISCUSSION AND ANALYSIS and the tables and related disclosures contained in EXECUTIVE COMPENSATION.

Summary of Our Compensation Practices

Our compensation programs are designed to pay for performance. A significant portion of the compensation of our named executive officers is comprised of performance-based pay. For 2020, 51% of our CEO’s target compensation was performance-based and 49% of our other named executive officers’ target compensation was performance-based.

As shown in the pay and performance alignment charts in COMPENSATION DISCUSSION AND ANALYSIS, our executives’ pay and the Company’s performance are aligned.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. In addition to weighting our executives’ compensation to performance-based pay, approximately 40% of their compensation is in the form of equity (RSUs) that vests over three years. Moreover, our executives are subject to substantial stock ownership requirements and to clawback of incentive compensation in certain circumstances. These elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC.

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and will consider the outcome of this vote when establishing future compensation for our executive officers. We hold such a vote each year.

PTC Inc. - 2021 Proxy Statement     33

COMPENSATION DISCUSSION AND ANALYSIS

Letter from the Compensation Committee

Dear Fellow Stockholders:

We are committed to overseeing the design and implementation of executive compensation that is oriented toward pay-for-performance and aligns our executives’ interests with those of stockholders. While we maintain a pay-for-performance orientation designed to incent executives to execute our short- and long-term strategies, the compensation we pay to executives must also be sufficient to attract and retain qualified, high-performing executives. We believe our executive compensation programs and the decisions we have made for FY20 effectively balance these considerations.

Effect of the Covid-19 Pandemic. The 2020 fiscal year, which began on October 1, 2019 and ended on September 30, 2020, was significantly impacted by the Covid-19 pandemic. For the first five months, the company was executing well and on-track to achieve or overachieve several of the performance measures underlying our performance-based compensation plans, and, for the second seven months, the company, due to the leadership shown by the executives, continued to execute well, but performance against several compensation performance measures was impeded, significantly in some respects, by the pandemic.

Public and private sector policies and initiatives implemented to reduce the transmission of Covid-19, such as the imposition of travel restrictions, temporary business and plant closures, social distancing, and the adoption of remote working, significantly disrupted our and our customers’ and our prospects’ operations. Accordingly, we faced, and continue to face, challenges associated with conducting in-person sales meetings and on-premise project scoping and implementation activities necessary for new license and implementation sales. In addition, the global macroeconomic uncertainty caused by the pandemic challenged, and continues to challenge, the ability of our customers to forecast business needs and prospects. These factors caused customers and prospects to defer new software purchases and deployments and to reduce the number of licenses they renewed. As a result, new software orders declined in the high single digits in FY20 compared to FY19. Churn (licenses that are not renewed) increased to 8.6% in FY20 from 7.4% in FY19. Despite these challenges, the company delivered solid performance with increases of 14% and 16% in ARR and revenue, respectively, in FY20 over FY19, increases of 582% and 57% in GAAP and non-GAAP EPS, respectively, in FY20 over FY19, and $234 million in cash flow from operations and $214 million of free cash flow in FY20.

Compensation Decisions. Given the unprecedented impact of the pandemic on our business and, particularly, the performance measures under our incentive plans and performance-based equity, the incentive compensation for our named executive officers and other employees was materially adversely impacted for FY20. Further, our earlier strategic decision to further invest to drive top line growth while balancing our cash flow objectives also adversely affected our executives’ outstanding performance-based compensation that was tied solely to free cash flow. Accordingly, as described further below in FY20 Performance-Based Compensation Decisions, the Compensation Committee exercised discretion in determining attainment of certain FY20 performance-based compensation plans and adjusted future performance targets. These compensation decisions for FY20 considered the disruptive nature and effect of the pandemic on our business, the success of our executives in managing and navigating the pandemic environment, the leadership shown by our executives in supporting our customers, employees and other stakeholders, the evolution of the company’s strategic goals, and the demand environment for high-performing executives and employees.

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COMPENSATION DISCUSSION AND ANALYSIS

We particularly want to explain the significant performance-based retention grant made to Mr. Heppelmann in September 2020. This grant supersedes a similar grant we made to Mr. Heppelmann in 2018 tied to FY21, FY22 and FY23 free cash flow performance targets. We made the 2018 grant because we regarded retaining Mr. Heppelmann as essential to the company’s ability to achieve those performance targets and deliver the expected increase in stockholder value. Our view of the necessity of retaining Mr. Heppelmann to drive stockholder value has not changed. However, the company’s business and strategy has evolved since mid-2018 and requires continued investment to develop and add compelling and competitive solutions to the product portfolio, which we expect will ultimately create greater stockholder value. This shift in strategy compromised the company’s ability to achieve the FY21, FY22 and FY23 performance targets, causing both the incentive value and the retentive value of the 2018 grant to decline. The pandemic further eroded the incentive and retentive value as it compromised the company’s ability to generate the sales and revenue required to achieve the free cash flow targets underlying the 2018 grant. Accordingly, after considering the likelihood of achieving the performance targets, we concluded that the grant had lost its incentive and retentive value. Because we believe that it is in the best interests of the company and stockholders to retain Mr. Heppelmann, and to incent him to focus on the two measures we regard as being essential to drive future stockholder value – ARR and free cash flow – we cancelled the 2018 grant and, with the advice and assistance of our independent compensation consultant, developed the new grant that we believe achieves those ends. The new grant performance measures are tied 50% to ARR and 50% to free cash flow, with the ARR measure focusing Mr. Heppelmann on generating recurring revenue from new and existing customers and the free cash flow measure focusing Mr. Heppelmann on growing free cash flow, which our stockholders have indicated is important to them.

While we understand that the value of the new grant is significant, it is performance-based and requires the company to grow free cash flow and ARR in each of FY21, FY22 and FY23. We believe that stockholders will benefit relative to the value of the grant if the company achieves those performance goals. And we believe that Mr. Heppelmann’s demonstrated leadership and vision over the course of his ten-year tenure enhance the company’s ability to achieve those performance goals. Since becoming CEO in FY10, Mr. Heppelmann has transformed the company from a slow-growth company with low margins to a market-leading company with high-growth opportunities, higher and improving margins, and an almost 100% recurring revenue base. We believe his continued commitment to driving sustainable and profitable long-term growth will continue to create stockholder value. Moreover, we believe that an unplanned departure by Mr. Heppelmann would cause significant disruption to the company and its business and adversely impact stockholder value.

While the new grant is intended to retain and incent Mr. Heppelmann over the next three years, we, and the full Board, recognize the length of Mr. Heppelmann’s tenure and have developed a succession plan that can be implemented to ensure a smooth transition of leadership should the need arise. Because we may wish or need to implement a succession plan before 2023, we included provisions in Mr. Heppelmann’s new executive agreement designed to enable the execution of a succession plan without creating a conflict of interest with Mr. Heppelmann and to ensure his full support for any such succession.

Finally, we regard the performance-based retention grant as outside Mr. Heppelmann’s annual compensation and do not plan to make such grants on a regular basis.

We believe the decisions we have made are in the best interests for stockholders as they compensate the executives appropriately for their leadership and performance in FY20, compensate the executives competitively in a competitive market for senior software executives enabling us to retain them, and create alignment of the executives with our strategic initiatives that we believe will generate long-term value for stockholders.

We hope this has been helpful and thank you for your investment in PTC and your continued support.

Respectfully,

The Compensation Committee
Janice Chaffin, Paul Lacy and Robert Schechter

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy & Practices

Our executive compensation programs are designed to attract, motivate and retain our executives.

We Pay for Performance

We have a pay-for-performance philosophy for executive compensation and emphasize performance-based compensation tied to strategic initiatives designed to create long-term stockholder value. We believe that equity incentives that vest over multiple years provide an important motivational and retentive aspect to the executives’ overall compensation and align our executives’ interest in the long-term performance of PTC with that of our stockholders. Accordingly, a substantial portion of our executives’ compensation consists of performance-based and service-based RSUs that vest over multiple years.

Despite the challenges we faced due to the Covid-19 pandemic, our results for FY20 reflect the successful execution of our business transformation to a subscription company with expanding margins.

LONG-TERM PAY AND PERFORMANCE ALIGNMENT

Our performance over the past several years reflects the success and efficacy of aligning executive compensation with our strategic plan. This pay-for-performance approach has resulted in pay and performance alignment and will continue to be the centerpiece of our executive compensation programs.

5-YEAR CEO TOTAL REALIZED PAY VS RELATIVE TSR	5-YEAR NEO TOTAL REALIZED PAY VS RELATIVE TSR

We are Responsive to Stockholders

We have made significant changes to our executive compensation programs over recent years in response to say-on-pay votes, comments from stockholders and changes to perceived best practices. Those changes included:

⬢	Adopting separate performance measures for our annual incentive bonus and our performance-based equity;
⬢	Introducing multiple performance periods for our long-term performance-based equity;
⬢	Adopting multiple performance measures for our long-term performance-based equity – 50% tied to an operating measure and 50% tied to relative TSR;
⬢	Eliminating the “catch-up” provision for outstanding performance-based equity (other than the 2020 rTSR performance-based equity), for the CEO retention award, and for FY21 performance-based equity.
⬢	Adopting a clawback policy;

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COMPENSATION DISCUSSION AND ANALYSIS

⬢	Eliminating all single-trigger vesting and tax gross-ups in connection with a change in control; and
⬢	Reducing the post-change in control protection period from three years to two years.

As a result, stockholders approved our say-on-pay proposals in 2017 and 2018 at the 90%+ level. However, in 2019 and 2020, stockholder support for our say-on-pay proposals was significantly lower. Accordingly, given these disappointing results, we engaged with stockholders in connection with each of the 2019 and 2020 votes and again the Fall of 2020 to understand our stockholders’ views on our executive pay program and, particularly, in the Fall of 2020, the decisions we made in September 2020 with respect to outstanding performance-based compensation.

2020 Stockholder Engagement on Executive Compensation

We engaged with a significant number of stockholders in both the Spring and Fall of 2020. Our Chairman of the Board, Robert Schechter, who is also a member of the Compensation Committee, participated in some of these discussions. Other participants from the company included our Investor Relations professionals and our General Counsel and/or our Senior Vice President, Corporate & Securities Counsel.

In-Season Engagement
Investors Contacted	Discussions Held
25 Investors	13 Investors
66% Outstanding Shares	48% Outstanding Shares

What We Heard and Our Responses

⬢	Stockholders were pleased with the addition of the rTSR performance measure to the long-term performance-based equity for FY20.
	⬢	We included an rTSR performance measure in the FY21 performance-based equity.

⬢	Stockholders continued to disfavor the “catch-up” feature of the long-term performance-based equity in which amounts not earned for the first or second performance period could be earned for the third performance period.
	⬢	When we modified the outstanding performance-based equity awards in September 2020, we removed the “catch-up” feature of those awards and executives forfeited equity not earned for FY20 and prior periods under the applicable award.
	⬢	We did not include the “catch-up” feature in the long-term performance-based retention award made to our CEO in September 2020.
	⬢	We did not include the “catch-up” feature in the FY21 long-term performance-based equity granted to executives.

⬢	Stockholders continued to disfavor the interim annual earning opportunities in the long-term performance-based equity.
	⬢	We considered whether to remove the annual earning opportunities but decided to retain those opportunities given the incentive aspect of those opportunities that we believe increase the likelihood that the year three targets will be achieved, benefiting all stockholders. With the removal of the “catch-up” feature, amounts not earned for year one or two are forfeited, so the executives do suffer for non-achievement in those years, even if the year three targets are achieved.

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COMPENSATION DISCUSSION AND ANALYSIS

Fall 2020 Engagement
Investors Contacted	Discussions Held
12 Investors	5 Investors
41% Outstanding Shares	12.5% Outstanding Shares

What We Heard

⬢	Stockholders generally understood and were comfortable with the decisions we made with respect to performance-based compensation for FY20 and future periods under outstanding performance-based equity, although some reserved judgment until they had an opportunity to review this proxy statement.
⬢	Stockholders were pleased with the elimination of the “catch-up” feature and the fact that it was not included in the long-term performance-based retention award made to our CEO in September 2020.
⬢	Some stockholders expressed concern about the new long-term performance-based retention award made to our CEO in September 2020, primarily about the fact that it was incremental to our annual compensation program and about how acquisitions in the period were handled.
⬢	Some stockholders expressed concern about the three-year term of the executive agreement we entered into with our CEO in September 2020 as part of our retention program for our CEO and the treatment of outstanding equity under that agreement in connection with a termination without cause or a resignation at the request of the Board in connection with a Board-sponsored CEO succession plan.

How We Think about the CEO Performance-Based Retention Award and Executive Agreement

We believe the performance-based retention award provides a compelling incentive to Mr. Heppelmann to remain with PTC and continue to drive achievement of our strategic initiatives beyond that which is provided by our annual pay programs. We believe this type of additional incentive award is an effective way to drive value for stockholders and have successfully used such an incentive award in the past to drive significant stockholder value. We made such an award to Mr. Heppelmann upon his becoming CEO in 2010 to drive dramatic improvement in earnings over a five-year period and such improvement increased stockholder value significantly. We believe that if the ARR and cash flow performance measures under the award are achieved, stockholders will benefit significantly as well.

Under the award, acquisitions made in a performance-year are not counted when determining achievement of the performance measures for the period, while they are counted in later performance periods because any growth in later periods is considered organic. We believe this approach, the elimination of the catch-up provision, and the oversight provided by our Board of Directors effectively negates the risk of pursuing an acquisition solely for the purpose of achieving a performance measure in a period while enabling us to continue to pursue our strategy to grow our technology portfolio through strategic acquisitions.

We believe that the three-year term of the Executive Agreement supports the intent of the retention award by providing assurance to Mr. Heppelmann that he will have the opportunity to earn the retention award, but enables the company to execute a succession plan or otherwise make a change in leadership.

We intend to continue to engage with stockholders about our executive compensation programs to ensure we understand and consider their views.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 Compensation Design

Our executives’ 2020 target compensation consisted of the compensation elements shown below. We believe these components provide an appropriate mix of fixed compensation and at-risk compensation that promotes short-term and long-term performance and rewards our executives appropriately for their performance. With this mix, we provide a competitive base salary and service-based equity that vests over multiple years while providing our executives the opportunity to earn additional compensation through short-term and long-term performance-based incentives designed to drive company performance and create long-term stockholder value. Because a significant portion of our executives’ target compensation is performance-based, actual compensation earned can differ significantly from target compensation.

FY20 Target Compensation

Target Compensation		Compensation Elements
CEO	NEO
Base Salary Provide a base level of competitive cash compensation.
Annual Incentive Plan Focus executives on achieving specific performance goals tied to PTC’s annual business plan.
Performance Measures
Net New ACV	Non-GAAP Operating Expense
Long-Term Incentives
Focus executives on achieving performance goals to drive PTC’s long-term success. Discourages short-term risk taking and aligns long-term management goals with long-term interests of stockholders.
PSUs (50%)		RSUs (50%)
ARR over FY19 for each of FY20, FY21, FY22 (25%)	rTSR for each of FY20, FY21, FY22 (25%)	Vest in three equal installments in November 2020, 2021 and 2022
Ultimate realized value depends on stock price performance.

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COMPENSATION DISCUSSION AND ANALYSIS

FY20 Performance-Based Compensation

The performance measures we develop and use for our performance-based compensation are designed to drive and measure our performance against our short-term and long-term business plans and objectives and create value for our stockholders.

Alignment of Corporate Strategy and Performance-Based Compensation

Strategic Goal	Compensation Plan and Performance Measure
Increase Recurring Revenue	Annual Incentive Plan New Annual Contract Value Long-Term Performance-Based Equity Growth in ARR
Expand Operating Margins	Annual Incentive Plan Non-GAAP Operating Expense
Increase Shareholder Value	Long-Term Performance-Based Equity Relative TSR

FY20 Performance–Based Compensation Decisions

Performance-based compensation decisions for FY20 included decisions related to compensation established at the beginning of our FY20 for FY20 and related to outstanding long-term performance-based equity developed and issued for FY18 and FY19 with FY20 and/or FY21 performance periods.

PERFORMANCE-BASED COMPENSATION FOR FY20

Component	FY20 Performance Measure(1)	Threshold	Target	% Determined Earned
		(amounts in millions)
Annual Incentive Plan	Net New ACV			65%
	Non-GAAP Operating Expense
FY20 Long-Term PSUs (1st Tranche)	ARR			62.5%
	Relative TSR	25th Percentile	50th Percentile	120%
FY19 Long-Term PSUs (2nd Tranche)	Adjusted Free Cash Flow			50%
FY18 Long-Term PSUs (3rd Tranche)	New ACV			58%
(1)	Our New ACV and ARR performance measures are described on Appendix A; our non-GAAP adjusted free cash flow and operating expense performance measures are described and reconciled to GAAP results on Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Plan

The annual Corporate Incentive Plan is intended to focus our employees (including our executive officers) on achieving performance goals tied to our annual business plan. The FY20 Corporate Incentive Plan had two performance measures, which were designed to align our employees with our strategic goals of increasing recurring revenue and expanding operating margins.

Under the plan, Net New ACV was weighted 2/3 and Non-GAAP Operating Expense was weighted 1/3. For each of the performance measures, 50% of the portion of the target bonus attributable to such performance measure would be earned upon achievement of the threshold, 100% upon achievement of the target, and up to 150% for performance above the target. Considering the weighting between the performance measures, the total upside opportunity was 135% of the employee’s target bonus.

As described above in the LETTER FROM THE COMPENSATION COMMITTEE, the COVID-19 pandemic had a significant impact on our ability to generate Net New ACV, with no time for the company to rebound given the macroeconomic headwinds that persisted through the end of the fiscal year. For reference, new ACV declined in the high single digits in FY20 compared to FY19. As a result, the Compensation Committee determined to measure performance of this metric ratably using the five months pre-pandemic and the seven months post-pandemic.

The Compensation Committee did not make any adjustment to the measurement of Non-GAAP Operating Expense as the COVID-19 pandemic did not adversely impact the company’s ability to manage operating expenses and that measure was achieved above the upside target.

For the period from October 1, 2019 through February 29, 2020, the weighted achievement forecast under the Corporate Incentive Plan was 108.4% of target, and for the remainder of the fiscal year, the weighted achievement forecast was 35.0% of target, which resulted in a weighted payout of 65.0% for all employees (including our executive officers) participating in the plan.

The following table summarizes the performance measures for the Corporate Incentive Plan for FY20 and achievement under the plan.

FY20 CORPORATE INCENTIVE PLAN

		Threshold (50% Earned)	Target (100% Earned)	Upside (135% Earned)	Pre-Covid Forecast Achievement	Actual Achievement	Determined Earned
Performance Measure	Weight				(in millions)
Net New ACV	2/3	$150	$170	$190	$175	$120	65%
Non-GAAP Operating Expense	1/3	$790	$780	$770	$780	$741
	Weighted Average Forecast Achievement				108.4%	35%

Long-Term Performance-Based Equity

Annual performance-based compensation for our executives includes a long-term performance-based RSU grant that is eligible to vest in three substantially equal tranches if and to the extent the performance measures for the applicable year are achieved. Accordingly, PSUs granted for FY18, FY19 and FY20 were outstanding and eligible to be earned based on FY20 achievement under the applicable performance measures, which differed among the years.

Under all the grants, 50% of the PSUs eligible to be earned for a period would vest on achievement of the threshold and the full 100% eligible for a period would vest on achievement of the target. Additional PSUs could be earned up to 200% of the target PSUs eligible to be earned for a period for performance above the target (so, if 3,000 PSUs were granted, 1,000 could be earned for each year of the three-year performance cycle, and up to an additional 1,000 PSUs could be earned for each period). As granted, PSUs not earned for either of the first two years could be earned in the last year of the performance cycle if the intended long-term increase in the relevant performance measures is achieved, but in no event could the aggregate number of PSUs earned for all three periods exceed the total number of PSUs eligible to be earned multiplied by the achievement level in the final year (referred to as the “catch-up provision”).

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COMPENSATION DISCUSSION AND ANALYSIS

In its deliberations regarding these awards over the course of four meetings in September 2020, the Compensation Committee, with the assistance of its independent compensation consultant, considered each award on a holistic basis, including the impact of the COVID-19 pandemic on the tranche of each award eligible to vest based on FY20 achievement, the evolution of the Company’s strategic goals and the impact of those changes on attainment of prior period awards, the overall achievement by the executives of the applicable performance measures through the three-year performance cycle to date, and the incentive and retention objectives of the awards with respect to any remaining performance periods.

FY20 PSUs

The FY20 PSUs granted in November 2019 used two performance measures (ARR and relative TSR), which were designed to align our executives with our strategic goals of increasing recurring revenue and total shareholder return. One-half of the target PSUs was tied to the achievement of each of the ARR and relative TSR measures.

DETERMINATION OF FY20 ACHIEVEMENT
ARR PSUs. As described above in LETTER FROM THE COMPENSATION COMMITTEE, the COVID-19 pandemic had a significant impact on ARR, particularly with respect to the ability to generate increases in ARR from new ACV, with no time for the company to rebound given the macroeconomic headwinds that persisted through the end of the fiscal year. As a result, the Compensation Committee determined to measure performance of this metric ratably based on the same methodology used for the annual Corporate Incentive Plan.

For the period from October 1, 2019 through February 29, 2020, forecast achievement of the ARR performance measure under the FY20 PSUs was 150% of target, and for the remainder of the fiscal year, forecast achievement was 0% of target. As a result, 62.5% of the PSUs tied to achievement of ARR in the first year of the performance cycle were earned on a weighted average basis.

Relative TSR PSUs. The Compensation Committee did not make any adjustment to the measurement of relative TSR for FY20, as the COVID-19 pandemic did not impact our total shareholder return on a relative basis. As a result, 120% of the PSUs tied to achievement of relative TSR in the first year of the performance cycle were earned.

Accordingly, the total achievement for the FY20 PSUs was 91.25% when considering achievement under both measures.

FY20 LONG-TERM PERFORMANCE-BASED RSUs

Performance Measure		Threshold (50% Earned)	Target (100% Earned)	Upside (135% Earned)	Pre-Covid Forecast Achievement	Actual Achievement	Determined Earned	Total Earned
	Weight	($ in millions)						91.25%
ARR	50%	$1,245	$1,275	$1,305	$1,290	$1,236	62.5%
		Forecast Achievement ARR			150%	0%
Relative TSR	50%	25th	50th	90th	N/A	60th	120%
		Percentile	Percentile	Percentile		Percentile

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COMPENSATION DISCUSSION AND ANALYSIS

REALIGNMENT OF FY21 AND FY22 ARR PERFORMANCE MEASURES
The Compensation Committee also recognized that the ARR performance measures used for the FY20 PSUs no longer reflected our business plan given the impact of the COVID-19 pandemic on our business and the resulting change in the base for measuring ARR growth. As a result, the ARR metrics that had been set in November 2019 for FY21 and FY22 and were based on a compound annual growth rate no longer aligned our executives with, nor incentivized execution of, the expected ARR growth coming out of FY20. The Compensation Committee therefore determined to adjust downward the threshold and target ARR metrics for FY21 and FY22 and to change from a compound annual growth rate to an annual growth rate given the uncertainty in forecasting the macroeconomic environment and performance opportunities. The Committee believes these adjustments establish appropriate growth incentives and executive alignment coming out of FY20. The Compensation Committee believes that the adjusted targets, requiring growth from year to year, remain challenging but achievable through strong operating performance.

⬢	In approving these adjustments, the Compensation Committee determined to remove the catch-up provision for these awards given the adjustment to the ARR metrics and in response to feedback previously received from shareholders, and also considered that the upside potential for the FY20 PSUs for each of FY21 and FY22 was capped at 200% of the target PSUs for the period, which would avoid the potential risk of outsized payouts in FY21 and FY22.
⬢	Accordingly, the executives forfeited the 37.5% of the unearned ARR PSUs for FY20 and will forfeit unearned PSUs for each of FY21 and FY22.

The Compensation Committee did not make any changes to the relative TSR performance measures for FY21 and FY22.

FY19 PSUs

The FY19 PSUs granted in November 2018 used an Adjusted Free Cash Flow performance measure, which was designed to align our executives with our long-term strategic goal of increasing free cash flow. The Adjusted Free Cash Flow targets set for FY19, FY20 and FY21 increased each year based on a compound annual growth rate.

⬢	Based on the Adjusted Free Cash Flow performance measure for FY20, no portion of the PSUs was forecast to be earned for FY20.

DETERMINATION OF FY20 ACHIEVEMENT
The Committee determined that, by the end of FY20, the performance targets had fallen out of alignment with the company’s business plan. After considering this misalignment, the impact of the COVID-19 pandemic, investments in ARR growth and in the company’s SaaS strategy, and changes in certain business policies on the company’s free cash flow, and the retention and motivational aspects of the awards, the Compensation Committee determined that it was appropriate to deem the FY19 PSUs eligible to vest for FY20 at the threshold attainment level of 50%.

FY19 LONG-TERM PERFORMANCE-BASED RSUs

		Threshold (50% Earned)	Target (100% Earned)	Upside (200% Earned)	Actual	Total Vested
Performance Measure	Weight		($ in millions)			50%
Adjusted Free Cash Flow	100%	$365	$430	$475	$265

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COMPENSATION DISCUSSION AND ANALYSIS

REALIGNMENT OF FY21 PERFORMANCE MEASURES
The Compensation Committee further recognized that, because the Adjusted Free Cash Flow performance measures for FY21, the final year of the award, did not reflect our current business plan, the FY19 PSUs no longer aligned our executive leadership with, nor incentivized execution of, the strategic business decisions made by our Board of Directors and management coming out of FY20. The Compensation Committee therefore determined to adjust downward the threshold and target Adjusted Free Cash Flow metrics for FY21 to better align those measures with the company’s plan and reduced the amount that could be earned upon achievement of threshold from 50% to 25% given the lower threshold. The Compensation Committee believes that the adjusted target, reflecting growth over FY20 Adjusted Free Cash Flow, remains challenging but achievable through strong operating performance.

⬢	In approving this adjustment, the Compensation Committee determined to remove the catch-up provision for the FY19 PSUs given the adjustment to performance measure and in response to feedback previously received from shareholders and also considered that the upside potential for the FY19 PSUs for FY21 was capped at 200% of the target RSUs remaining under the award for FY21, which would avoid the potential risk of an out-sized payout in FY21.
⬢	Accordingly, the executives forfeited the 40.7% of the PSUs not earned for the FY19 period (achievement for FY19 was 59.3%) and the 50% of the PSUs not earned for FY20.

FY18 PSUs

The PSUs granted in November 2017 used a new software subscription ACV performance measure, which was designed to align our executives with our strategic goal of increasing subscription revenue and recurring revenue.

DETERMINATION OF FY20 ACHIEVEMENT
With respect to the FY18 PSUs, the Compensation Committee determined that it was appropriate to vest the final tranche of the FY18 PSUs at 58% based on forecast achievement of the New ACV performance metric as of the end of the five-month period in FY20 preceding the COVID-19-pandemic given the timing and disproportionate impact of the pandemic relative to the end of the performance cycle for this award, with the COVID-19 pandemic significantly impacting the last seven months of this three-year award.

⬢	In making this determination, the Compensation Committee considered that the executives will have earned 71% of the total number of target shares subject to these awards over the three-year performance cycle.

FY18 LONG-TERM PERFORMANCE-BASED RSUs

Performance Measure	Weight	Threshold (50% Earned)	Target (100% Earned)	Upside (135% Earned)	Pre-Covid Forecast Achievement	Actual Achievement	Determined Earned
	(in millions)
New ACV	100%	$220	$250	$263	$224	$200	58%
	Forecast Achievement				58%	0%

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COMPENSATION DISCUSSION AND ANALYSIS

2020 CEO Compensation Decisions

JAMES HEPPELMANN President and Chief Executive Officer

Mr. Heppelmann has been our President and CEO since 2010, during which time he has transformed the company into a dynamic force supporting the digital transformations of industrial enterprises.

When establishing his compensation for FY20, we evaluated his compensation against our compensation peer group as to individual elements and as to total target compensation and his performance to determine whether to make any additional changes to his target compensation for FY20. Given his performance, his compensation relative to his peers, and the increase we made to his compensation in FY19, we decided no change in his annual compensation was warranted.

At the end of FY20, the Compensation Committee, with the assistance of its independent compensation consultant, reviewed a long-term performance-based equity award made to Mr. Heppelmann in 2018 and addressed that award as described below.

FY20 TARGET ANNUAL COMPENSATION

CEO Long-Term Performance-Based Retention Award

The 2018 long-term performance-based RSU award was tied to achievement of the Adjusted Free Cash Flow targets that we publicly announced in June 2018. The Compensation Committee selected Adjusted Free Cash Flow as the performance measure under this grant to align to our long-range plan and given the importance of this performance measure to our shareholders and the expected increase in the valuation of the company that achievement of those measures would drive. The RSUs would become eligible to vest in three equal tranches for FY21, FY22 and FY23 if and to the extent the performance measure for the period was met. RSUs not earned for FY21 or FY22 could be earned for FY23 (the “catch-up” feature).

As part of its consideration of modifications to the outstanding performance-based equity awards described above to better align our executives with, and incentivize the execution of, our strategic business plan, the Compensation Committee, with the assistance of its independent compensation consultant, also reviewed the terms of this award. In doing so, the Compensation Committee recognized that this award was not aligned with the company’s focus on recurring revenue, nor did it reflect the company’s current plan with respect to free cash flow. In addition, the award had lost its retentive effect. As a result, the Compensation Committee developed a new retention and performance-based compensation program for Mr. Heppelmann, which included entering into a new, three-year executive agreement with Mr. Heppelmann and canceling the 2018 award and issuing a new performance-based award aligned with the Company’s current business strategy. The new performance-based award consists of 400,040 RSUs (the same number as had been issued for the 2018 award) with a grant date value of $32 million. One-third of the RSUs granted are eligible to be earned for each of the FY21, FY22 and FY23 performance periods. RSUs not earned for a period are forfeited.

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COMPENSATION DISCUSSION AND ANALYSIS

The new performance-based award:

⬢	Adds an ARR performance measure (weighted at 50%) for each of FY21, FY22 and FY23, which supports the company’s emphasis on increasing recurring revenue due to the shift to a subscription business model;
⬢	Aligns the existing Adjusted Free Cash Flow measures (weighted at 50%) for FY21, FY22 and FY23 to the company’s current plan, which takes into account investments in ARR growth and our SaaS strategy, changes in certain business policies, the impact of the COVID-19 pandemic on our recurring revenue, and the negative effect of those items on our free cash flow;
⬢	Contains an upside feature, capped at 10%, aimed to incent performance beyond targeted performance; and
⬢	Does not contain the catch-up feature that had been included in the 2018 award as some shareholders had expressed concern with that feature.

The performance measures require a percentage increase in ARR and adjusted free cash flow over the amount achieved in the preceding year. The Compensation Committee believes that the new targets are challenging but achievable through strong operating performance.

We believe that this new performance award provides a compelling retention incentive for Mr. Heppelmann to remain with the company and aligns with the interests of stockholders in retaining and incentivizing Mr. Heppelmann to drive achievement of our long-range plan and outstanding results for our shareholders.

CEO Executive Agreement

The new Executive Agreement with Mr. Heppelmann has a three-year term that expires on September 30, 2023 and provides certain compensation and employment protections to Mr. Heppelmann. The Executive Agreement replaces the similar one-year agreement that the Company had with Mr. Heppelmann. To further motivate and retain Mr. Heppelmann, in addition to the compensation and protections that were included in the prior agreement, the new Executive Agreement provides that, upon termination of Mr. Heppelmann’s employment (i) by the Company without cause, (ii) by Mr. Heppelmann due to the failure of the Company to maintain him in the position of Chief Executive Officer of the Company, or (iii) as a result of his resignation upon the request of the Board in connection with a Board-approved succession plan resulting in the appointment of a new Chief Executive Officer, all service-based equity held by him will vest and the performance measures applicable to any performance-based equity held by him will be deemed to have been met at the target level and vest. To receive the payments and benefits under the Executive Agreement, Mr. Heppelmann must execute a release of claims in favor of the Company and continue to comply with the terms of his Non-Disclosure, Non-Competition and Invention Agreement with the Company. The Executive Agreement is discussed in greater detail below under Severance and Change in Control Arrangements and Executive Compensation – Potential Payments upon Termination or Change in Control.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 NEO Compensation Decisions

KRISTIAN TALVITIE Executive Vice President, Chief Financial Officer

Mr. Talvitie joined PTC in May 2019. Accordingly, when setting his compensation for FY20, we maintained his salary and target bonus at the levels set then, but increased his target annual equity by $500,000 for FY20 given his performance and his compensation relative to his peers.

We reviewed his target compensation again in May 2020 after he had a year in the role. Given his performance, his compensation relative to his peers, and the retention risk associated with demand for experienced subscription-software CFOs, we increased his base salary to $500,000 and his target annual incentive bonus to $500,000. We also increased his target equity to $3,250,000.

FY20 TARGET ANNUAL COMPENSATION

MICHAEL DITULLIO Executive Vice President, Sales

Mr. DiTullio has served as our Executive Vice President, Sales and Corporate Marketing since November 2015. His compensation established for FY20 reflects his tenure and performance in the role and is competitive with peer compensation for the role.

During the year, given the effect of the Covid-19 pandemic on our business and his success in pivoting the sales team to remote selling and continuing to successfully pursue sales opportunities, and the demand for successful sales leaders, we made a retention RSU grant valued at $1 million to Mr. DiTullio in May 2020, which RSUs vest in three-substantially equal installments over three years if he remains with us.

FY20 TARGET ANNUAL COMPENSATION

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COMPENSATION DISCUSSION AND ANALYSIS

KATHLEEN MITFORD Executive Vice President, Chief Strategy Officer

Ms. Mitford was promoted to Executive Vice President, Chief Strategy Officer in January 2020. Previously, she served as Executive Vice President, Products and her compensation for FY20 was established for that role. Given her performance in that role in FY19 and her compensation relative to her peers, we increased her target annual incentive bonus from $300,000 to $350,000 for FY20. Upon her promotion to Chief Strategy Officer, we reevaluated her compensation and decided an increase was warranted given the increase in responsibility. Accordingly, we increased her salary to $415,000 and her annual equity compensation by $160,000.

FY20 TARGET ANNUAL COMPENSATION

AARON VON STAATS Executive Vice President, General Counsel

We evaluated Mr. von Staats’ compensation against our compensation peer group as to individual elements and as to total target compensation and his performance to determine whether to make any additional changes to his target compensation for FY20. As his compensation remained competitive, we did not make any changes to his compensation for FY20.

FY20 TARGET ANNUAL COMPENSATION

How We Set Executive Compensation

The Compensation Committee, which is comprised entirely of independent directors, establishes and reviews the compensation for our executive officers annually.

Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2020. The Committee assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer provides no other services to PTC and consults with PTC’s management only as necessary to provide the services described below.

Pearl Meyer provides a range of services to the Committee to support the Committee in fulfilling its responsibilities, including providing legislative and regulatory updates, peer group compensation data, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present.

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COMPENSATION DISCUSSION AND ANALYSIS

Consultation with Management

Members of management, including our Chief Executive Officer, participate in Committee meetings as requested by the Committee to discuss the materials provided, including recommendations on executive pay, competitive market practices and performance measures. Although the members of management provide their views, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

Compensation Committee Calendar

November
⬢Determine achievement under prior period performance-based compensation.
⬢Review pay-for-performance alignment.
⬢Establish performance-based compensation plans for current year.
⬢Make annual performance-based and service-based equity awards.
⬢Review Compensation Discussion and Analysis.
⬢Review equity use and forecast expense.

February
⬢Review annual say-on-pay vote results and proxy advisor recommendations.
⬢Review in-season stockholder engagement results.
⬢Review compliance with director and executive stock ownership requirements.
⬢Review Compensation Committee Charter.

May	⬢Review and establish compensation peer group for upcoming year. ⬢Review peer group executive compensation practices. ⬢Review executive agreements.

September
⬢Review competitive assessment of executive compensation.
⬢Review pay-for-performance analysis.
⬢Review annual risk assessment of compensation practices.
⬢Establish executive compensation for year beginning October 1.
⬢Review independence and retention of independent compensation consultant.

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COMPENSATION DISCUSSION AND ANALYSIS

Determination of the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation for our executives based on:

⬢	Objective data provided by Pearl Meyer & Partners (we refer to this as the “competitive analysis”);
⬢	Analysis of the scope of each executive’s responsibilities; and
⬢	Internal pay equity among the executives.

We use the competitive analysis to assess our executives’ compensation against the compensation paid to executives in similar positions in the peer group to ensure that the compensation we pay is competitive and fair to our executives and to our stockholders. We generally target compensation opportunities for our executives at the median of the market as an initial benchmark. While we use the competitive analysis as a starting point, we also consider the qualitative dimensions of an executive’s role, internal pay equity among our executives and tenure in the position when setting our executives’ compensation as we do not believe an external benchmark should be the only determinant of compensation.

Competitive Analysis (Benchmarking)

The peer group used for the competitive analysis consists of 16 publicly-traded U.S. software companies, most of which are in the enterprise software space, that have revenues and market capitalizations in a range we believe is appropriate. We target companies with revenue within an approximately 0.5x to 2x multiple of PTC’s revenue and an approximately 0.5x to 3x multiple of PTC’s market capitalization. However, we may include companies with revenue and/or market capitalizations outside these parameters if there is strong product and/ or service similarity. We believe this group represents the competition for executive talent in our industry. We review the peer group annually to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

The 2020 peer group consisted of the companies listed below. The 2020 peer group differed from the 2019 peer group due to the removal of Red Hat Inc. due to its acquisition, and the addition of Blackbaud, Inc., which is smaller than PTC on both a revenue and market capitalization basis, to balance that removal.

2020 PEER GROUP

Akamai Technologies, Inc.	Nuance Communications, Inc.	16 Publicly-Traded U.S. Software Companies
ANSYS, Inc.	Open Text Corporation
Autodesk, Inc.	Pegasystems Inc.
Blackbaud, Inc.	ServiceNow, Inc.
Cadence Design Systems, Inc.	Splunk Inc.
Citrix Systems, Inc.	SS&C Technologies Holdings Inc.
Fair Isaac Corporation	Synopsys, Inc.
LogMeIn, Inc.	The Ultimate Software Group, Inc.

Survey Data

We also use survey data for additional perspective. For 2020, we used the Radford Global Technology survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry and that the data is appropriate to PTC. The survey represented 40 software companies with median revenue of $1.49 billion.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Important Elements of Our Compensation Program

Compensation Clawback Policy

We maintain an executive compensation recoupment policy that is intended to enable us to recover incentive compensation paid to an executive officer if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the Corporate Governance section of the Investor Relations page of our website at www.ptc.com.

Stock Ownership Requirements

Our executives are required to attain and maintain stock ownership levels of our common stock (options and unvested equity are not counted). For our CEO, that amount is 5x his annual salary, and for our other executive officers, that amount is 3x their respective annual salaries. All our executives met their respective stock ownership requirements.

No Hedging or Pledging of PTC Stock

In order to ensure members of our Board of Directors and our executives and employees are aligned with the interests of our stockholders, our Trading in Company Securities Policy prohibits the hedging of PTC stock or equity by directors, executives and employees and transactions in derivative securities whose value is tied to that of PTC stock (including puts, calls and listed options). The Policy also prohibits the pledging of PTC stock or equity by directors, executives and employees and short sales of PTC stock.

Severance and Change in Control Arrangements

Agreements and Conditions

We maintain severance and change in control arrangements with our executives. The agreements require the executive to execute a non-compete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. As described above in 2020 CEO Compensation Decisions, the agreement with our CEO has a three-year term that expires on September 30, 2023. Each of the other named executive officers’ agreements has a one-year term and renews automatically for successive one-year terms if the Compensation Committee does not terminate the agreement. The agreements are described in more detail under Potential Payments upon Termination or Change in Control.

Annual Review

The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2020, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant. Based on this review, the Committee decided that it was appropriate to maintain the agreements. As described above in 2020 CEO Compensation Decisions, the Committee designed a new retention program for Mr. Heppelmann in September 2020 and the company entered into a new executive agreement with Mr. Heppelmann at that time.

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COMPENSATION DISCUSSION AND ANALYSIS

Rationale

The Committee believes that these agreements are important motivational and retention tools because, in a time of continuing consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive’s employment is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

The Committee believes that providing severance to PTC employees, including executives, is an appropriate bridge to subsequent employment if the person’s employment is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited, and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

Importance in Connection with a Potential Change in Control

The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss. The agreements for our executives have “double triggers” before vesting of any equity is accelerated, so that no equity is accelerated upon a change in control but is accelerated only if the executive is terminated in connection with a change in control. The Committee believes this benefits PTC and any potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending, provides an acquirer with the ability to retain desired executives using existing equity incentives, and does not provide a one-time benefit to the executive that could undermine those efforts.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or an anticipated increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, annual awards to our Board of Directors are made on the day of the annual stockholders’ meeting, and awards to our employees are made in November and June.

Awards to executive officers may be made only by the Compensation Committee. Other employee awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 24 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period after the end of the quarter before results are announced, and only up to established values set by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Consideration of Stock-Based Compensation Expense and Dilution

We consider the stock-based compensation expense and dilution (burn rate) associated with equity awards to executives as we develop our overall equity compensation program. The expense associated with the equity awards is equal to the fair value of the equity issued and is amortized over the vesting period of the award. We monitor this expense and dilution to stockholders as we develop our plans and strive to maintain a program that balances the goals of our equity program with the expense and dilution associated with the program. For FY20, stock-based compensation expense as a percentage of our market capitalization and dilution were both at or below the 50th percentile.

Annual Assessment of Risks Associated with Our Compensation Programs

We assess our compensation plans and programs for employees, including our executives, annually to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. For 2020, the Compensation Committee retained Pearl Meyer & Partners, the Compensation Committee’s independent compensation consultant, to assist the Committee in assessing those risks. Based on this assessment, the Committee concluded that the company’s compensation plans and programs do not create risks that are reasonably likely to have a material adverse effect on PTC.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered when assessing the risk associated with our compensation programs:

⬢	A detailed planning process with Compensation Committee or executive oversight exists for all compensation programs;
⬢	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;
⬢	We set performance goals that we believe are reasonable considering past performance and market conditions;
⬢	We use performance measures that are designed to support our long-term financial goals, rather than changing measures to take advantage of changing market conditions;
⬢	We use different performance measures for our annual incentive plans and our long-term incentive plans;
⬢	Our executives’ long-term equity awards are split 50/50 between service-based and performance-based long-term equity to balance the risk associated with performance-based equity with retention provided by service-based equity;
⬢	Our long-term performance-based equity contains performance measures for each of the three years of the term of the award;
⬢	We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;
⬢	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our stockholders for the long-term performance of PTC;

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COMPENSATION DISCUSSION AND ANALYSIS

⬢	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
⬢	Upside earning opportunity in our annual cash compensation plans is limited. In addition, our performance-based equity plans are capped at a level commensurate with the industry.
⬢	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;
⬢	Our executive stock ownership policy requires our executives to hold a substantial amount of stock (options and unvested equity do not count), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC;
⬢	Our compensation clawback policy enables us to recover incentive compensation paid to an executive officer if it is subsequently determined not to have been earned due to restatement of prior period financial results due to misconduct of the executive officer, thus reducing any incentive to engage in misconduct to meet financial targets.
⬢	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Janice Chaffin, Chair
Paul Lacy
Robert Schechter

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EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation for FY20 for our named executive officers (our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers).

As described in COMPENSATION DISCUSSION AND ANALYSIS above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation. Our target annual compensation consists of a base salary, an incentive plan bonus (Non-Equity Incentive Plan Compensation), and annual long-term equity compensation (Stock Awards) consisting of restricted stock units (RSUs) (50% of which are performance based and 50% of which are service based) that are eligible to vest over three years from the date of grant. Additional equity compensation (Stock Awards) may also include, as it does for FY18 and FY20, retention or special purpose grants and, as it does for FY20, the value of grant modifications.

We do not provide these executives with pensions or the ability to defer compensation or any perquisites. Amounts shown in the All Other Compensation column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for Mr. DiTullio, the additional items described.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)	Total without Retention Awards or Modifications
James Heppelmann President and Chief Executive Officer	2020	$800,000	$—		$45,844,743	(4)	$650,000	$8,550	$47,303,293	$11,626,535
	2019	$800,000	$—		$9,199,893		$976,062	$8,550	$10,984,505	$10,984,505
	2018	$800,000	$—		$48,199,913	(5)	$961,000	$8,250	$49,969,163	$9,969,163
Kristian Talvitie EVP, Chief Financial Officer	2020	$444,423	$—		$4,274,256		$268,125	$8,550	$4,995,354	$4,328,926
	2019	$148,442	$200,000	(6)	$2,234,913		$142,401	$—	$2,725,756	$2,725,756
Michael DiTullio EVP, Sales	2020	$400,000	$—		$4,702,975		$227,500	$10,980	$5,341,454	$3,401,414
Kathleen Mitford EVP, Chief Strategy Officer	2020	$403,923	$—		$2,760,359		$227,500	$8,729	$3,400,511	$2,826,391
	2019	$375,000	$—		$1,824,852		$292,804	$8,435	$2,501,091	$2,501,091
	2018	$355,385	$—		$1,769,419		$248,258	$9,138	$2,382,200	$2,382,200
Aaron von Staats EVP, General Counsel	2020	$375,000	$—		$2,623,641		$227,500	$8,400	$3,234,541	$2,572,587
	2019	$375,000	$—		$1,774,943		$341,629	$8,371	$2,499,943	$2,499,943

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EXECUTIVE COMPENSATION

(1)	Aggregate grant date fair value of awards. Assumptions made in the valuation of these awards are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. For service-based RSUs, the grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the Nasdaq Stock Market on the grant date. For performance based RSUs other than rTSR RSUs, the grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the Nasdaq Stock Market on the grant date, assuming achievement at 100%; the maximum potential value of the annual RSUs is 200% of the target RSUs granted; for the CEO retention RSUs granted in 2020, the maximum potential value is 110% of the target RSUs granted. For performance-based rTSR RSUs, the value is determined using a Monte Carlo methodology that considers the probability of achievement of the performance measures at the time of grant. The amounts also include modification values of $3,561,547 for Mr. Heppelmann; $666,428 for Mr. Talvitie; $940,044 for Mr. DiTullio; $574,120 for Ms. Mitford; and $661,954 for Mr. von Staats.

Named Executive Officer	Number of 2020 Target Performance- Based RSUs	Maximum Value of Performance-Based RSUs based on Closing Price on Grant Date	Maximum Number of Performance-Based Retention RSUs	Maximum Value of Performance-Based Retention RSUs Based on Closing Price on Grant Date
James Heppelmann	61,266	$9,199,703	440,044	$35,326,732
Kristian Talvitie	21,944	$3,249,506
Michael DiTullio	16,648	$2,499,864
Kathleen Mitford	13,080	$1,984,509
Aaron von Staats	11,820	$1,774,891
(2)	For 2020 and 2019, these amounts were paid in shares of PTC common stock, with the number granted determined by dividing the amount earned by the closing price of a share of PTC common stock on November 12, 2020 and November 15, 2019, respectively.
(3)	Amounts shown are matching contributions under PTC’s 401(k) Savings Plan and, for Mr. DiTullio, include imputed non-U.S. income and tax equalization payments of $2,430.
(4)	Includes the $32 million grant date value of a performance-based retention equity award with free cash flow and ARR performance measures for 2021, 2022 and 2023. This award and the rationale for the award are described above in Letter from the Compensation Committee and 2020 CEO Compensation Decisions.
(5)	Includes the $40 million grant date value of long-term performance-based equity award with performance measures for 2021, 2022 and 2023. This grant was forfeited in September 2020.
(6)	Sign-on bonus paid upon hire to compensate him for unvested compensation left behind at his prior employer to join PTC.

Grants of Plan-Based Awards

As discussed in COMPENSATION DISCUSSION AND ANALYSIS above, we tie a substantial portion of our executives’ compensation to PTC’s performance through plan-based awards. For 2020, these awards consisted of:

⬢	An annual incentive plan (Non-Equity Incentive Plan Awards),
⬢	Performance-based RSUs that vest to the extent earned in each of the three performance periods over three years (Equity Incentive Plan Awards), and
⬢	Service-based RSUs that vest over three years (Other Stock Awards).

We describe our compensation decisions for 2020, including the rationale for these awards and the performance measures, in COMPENSATION DISCUSSION AND ANALYSIS above.

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EXECUTIVE COMPENSATION

2020 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Heppelmann President, Chief Executive Officer	11/21/2019	(2)	$633,000	$1,000,000	$1,350,000
	11/21/2019	(3)				15,317	30,633	61,266			$2,299,926
	11/21/2019	(4)				15,317	30,633	61,266			$3,268,133
	11/21/2019	(5)							61,267		$4,599,926
	9/24/2020	(6)				150,015	400,040	440,044			$32,115,211
Kristian Talvite Executive Vice President, Chief Financial Officer	11/21/2019	(2)	$221,550	$350,000	$472,500
	11/21/2019	(3)				4,553	9,106	18,212			$683,678
	11/21/2019	(4)				4,553	9,106	18,212			$971,477
	11/21/2019	(5)							18,213		$1,367,432
	5/18/2020	(2)	$39,563	$62,500	$125,000
	5/18/2020	(3)				933	1,866	3,732			$128,698
	5/18/2020	(4)				933	1,866	3,732			$199,077
	5/18/2020	(5)							3,733		$257,465
Michael DiTullio Executive Vice President, Sales	11/21/2019	(2)	$221,550	$350,000	$472,500
	11/21/2019	(3)				4,162	8,324	16,648			$624,966
	11/21/2019	(4)				4,162	8,324	16,648			$888,037
	11/21/2019	(5)							16,648		$1,249,932
	5/18/2020	(7)							14,499		$999,996
Kathleen Mitford Executive Vice President, Chief Strategy Officer	11/21/2019	(2)	$221,550	$350,000	$472,500
	11/21/2019	(3)				3,038	6,076	12,152			$456,186
	11/21/2019	(4)				3,038	6,076	12,152			$648,216
	11/21/2019	(5)							12,153		$912,447
	2/11/2020	(3)				232	464	928			39,941
	2/11/2020	(4)				232	464	928			$49,480
	2/11/2020	(5)							929		$79,968
Aaron von Staats Executive Vice President, General Counsel	11/21/2019	(2)	$221,550	$350,000	$472,500					$
	11/21/2019	(3)				2,955	5,910	11,820			$443,723
	11/21/2019	(4)				2,955	5,910	11,820			$630,518
	11/21/2019	(5)							11,820		$887,446
(1)	For all RSUs other than the rTSR RSUs, the grant date fair value was calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the Nasdaq Stock Market on the grant date and applying the likelihood of any performance measures being achieved. For the rTSR RSUs, the grant date fair value was determined using a Monte Carlo valuation.
(2)	Awards under our annual incentive plan. 65% of the Target value was earned for 2020. Amounts earned were paid in common stock on November 12, 2020, with the number of shares issued calculated by dividing the amount earned by the closing share price on that date.
(3)	Performance-based RSUs eligible to vest over three years to the extent the ARR performance measures are met for each of 2020, 2021 and 2022. Only one-third of the RSUs granted are eligible to be earned for each of 2020, 2021 and 2022. 62.5% of the RSUs for 2020 were earned and vested. The 37.5% of RSUs unearned for 2020 were forfeited.
(4)	Performance-based RSUs eligible to vest over three years to the extent the TSR performance measures are met for each of 2020, 2021 and 2022. Only one-third of the RSUs granted are eligible to be earned for each of 2020, 2021 and 2022. 120% of the RSUs for 2020 were earned and vested.

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EXECUTIVE COMPENSATION

(5)	Service-based RSUs that vest over three years. One third of these RSUs vested on November 15, 2020 and the remaining two-thirds will vest in substantially equal installments on November 15, 2021 and November 15, 2022.
(6)	Performance-based retention RSUs that are eligible to vest to the extent the ARR and adjusted free cash flow performance measures are met for each of 2021, 2022 and 2023. Only one-third of the RSUs granted are eligible to be earned for each of 2021, 2022 and 2023. RSUs not earned for a performance period are forfeited.
(7)	Service-based retention RSUs that vest over three years. The RSUs will vest in substantially equal installments on May 15, 2021, 2022 and 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2020. The equity awards in the table are restricted stock units granted in 2018 through 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
				Equity Incentive Plan Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
James Heppelmann President and Chief Executive Officer	21,380	(4)	$1,768,554	12,400	(7)	$1,025,728
	36,006	(5)	$2,978,416	27,004	(8)	$2,233,771
	61,267	(6)	$5,068,006	26,803	(9)	$2,217,144
				30,633	(10)	$2,533,962
				400,040	(11)	$33,091,309
Kristian Talvitie Executive Vice President, Chief Financial Officer	8,556	(5)	$707,752	6,417	(8)	$530,814
	21,946	(6)	$1,815,373	9,599	(9)	$794,029
				10,972	(10)	$907,604
Michael DiTullio Executive Vice President, Sales	5,214	(4)	$431,302	3,024	(7)	$250,145
	2,302	(12)	$190,421	7,338	(8)	$606,999
	9,784	(5)	$809,332	7,283	(9)	$602,450
	16,648	(6)	$1,377,123	8,324	(10)	$688,561
	14,499	(13)	$1,199,357
Kathleen Mitford Executive Vice President, Chief Strategy Officer	1,303	(4)	$107,784	755	(7)	$62,454
	5,127	(12)	$424,105	5,356	(8)	$443,048
	7,142	(5)	$590,786	5,721	(9)	$473,241
	12,153	(6)	$1,005,296	6,540	(10)	$540,989
	929	(6)	$76,847
Aaron von Staats Executive Vice President, General Counsel	3,585	(4)	$296,551	2,079	(7)	$171,975
	6,946	(5)	$574,573	5,209	(8)	$430,888
	11,820	(6)	$977,750	5,171	(9)	$427,745
				5,910	(10)	$488,875

Footnotes to Outstanding Equity Awards at Fiscal Year End Table

(1)	The unvested restricted stock unit (RSU) awards shown in this column are subject to service-based vesting.
(2)	The market value of unvested RSUs was calculated as of September 30, 2020 based on the closing price of a share of our common stock on the NASDAQ Global Select Market on September 30, 2020 of $82.72.
(3)	The unvested RSUs shown in this column are subject to performance-based vesting.
(4)	FY18 service-based RSUs that vested on November 15, 2020.

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EXECUTIVE COMPENSATION

(5)	FY19 service-based RSUs with that vest in two equal installments on November 15, 2020 and 2021.
(6)	FY20 service-based RSUs that vest in three substantially equal installments on November 15, 2020, 2021 and 2022.
(7)	FY18 performance-based RSUs that vested on November 15, 2020.
(8)	FY19 performance-based RSUs that vest to the extent earned on November 15, 2020 and 2021.
(9)	FY20 performance-based ARR RSUs that vest to the extent earned on November 15, 2020, 2021 and 2022.
(10)	FY20 performance-based TSR RSUs that vest to the extent earned on November 15, 2020, 2021 and 2022.
(11)	Performance-based retention RSUs that vest to the extent earned on November 15, 2021, 2022 and 2023.
(12)	Service-based RSUs that vest on March 15, 2021.
(13)	Service-based retention RSUs that vest in three substantially equal installments on May 15, 2021, 2022 and 2023.

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon vesting of restricted stock units during 2020. None of the named executive officers owned or exercised options in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jim Heppelmann	152,337	$11,286,648
President and Chief Executive Officer
Kristian Talvitie	8,738	$647,398
Executive Vice President, Chief Financial Officer
Michael DiTullio	33,134	$2,414,107
Executive Vice President, Sales
Kathleen Mitford	19,890	$1,382,782
Executive Vice President, Strategy
Aaron von Staats	26,222	$1,942,788
Executive Vice President, General Counsel

	Grant Date Share Value	Vest Date	Vest Date Share Value	James Heppelmann	Kristian Talvitie	Michael DiTullio	Kathleen Mitford	Aaron von Staats
Grant Date				#RSUs	#RSUs	#RSUs	#RSUs	#RSUs
10/31/2016	$47.44	11/15/2019	$74.09	75,900		9,993	2,459	10,278
11/15/2017	$63.92	11/15/2019	$74.09	34,579		8,434	2,108	5,798
2/28/2017	$53.89	11/15/2019	$74.09				554
3/7/2018	$79.63	3/15/2020	$56.37			2,302	5,128
11/14/2018	$85.17	11/15/2019	$74.09	28,684		7,794	5,689	5,535
5/15/2019	$87.07	11/15/2019	$74.09		6,816
11/15/2019	$74.09	11/15/2019	$74.09	13,174	1,922	4,611	3,952	4,611

PTC Inc. - 2021 Proxy Statement     59

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in COMPENSATION DISCUSSION AND ANALYSIS — Severance and Change in Control Arrangements.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of the agreement and the terms of the executive’s Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after the termination of the executive’s employment.

SUMMARY OF EXECUTIVE AGREEMENT TERMS COMPENSATION ON CHANGE-IN-CONTROL AND CERTAIN TERMINATIONS

Event or Circumstances of Termination or Event
Name	Termination without Cause or Voluntary Resignation at the Request of the Board	Termination for Cause or Other Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control(1)	Disability or Death
James Heppelmann
President & Chief Executive Officer
Base Salary	2×	—	—	3×	—
Target Bonus	2×	—	—	3×	—
Pro-Rated Target Bonus	—	—	1× Pro-Rated	—	—
Accelerated Equity	100%	—	—	100%	100% at Target
Benefits Continuation(2)	2×	—	—	2×	—
Payment Term	2 Years		Upon Event	Upon Event	Upon Event
Gross-Up Payment	—	—	—	—	—

All Other Named Executive Officers Kristian Talvitie Michael DiTullio Kathleen Mitford Aaron von Staats
Base Salary	1×	—	—	1×	—
Target Bonus	1×	—	—	1×	—
Pro-Rated Target Bonus	—	—	1× Pro-Rated	—	—
Accelerated Equity	—	—	—	100%	100% at Target
Benefits Continuation(2)	1×	—	—	1×	—
Payment Term	Upon Event		Upon Event	Upon Event	Upon Event
Gross-Up Payment	—	—	—	—	—
(1)	Accelerated at greater of Target and estimated achievement at the time of the change in control.
(2)	Continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans or payment in lieu thereof if such participation is not permissible until the executive becomes eligible for such benefits under another employer’s plans.

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL HAD A TERMINATION EVENT OR A CHANGE-IN-CONTROL OCCURRED ON SEPTEMBER 30, 2020

	Event or Circumstances of Termination
Name	Termination without Cause or Voluntary Resignation at the Request of the Board in Connection with CEO Succession	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control(1)	Disability or Death(1)
James Heppelmann
President & Chief Executive Officer
Base Salary	$1,600,000	—	—	$2,400,000	—
Target Bonus	$2,000,000	—	—	$3,000,000	—
Pro-Rated Target Bonus	—	—	$1,000,000	—	—
Accelerated Equity	$50,916,890	—		$50,916,890	$50,916,890
Benefits Continuation	$132,720	—	—	$132,720	—
Total	$54,649,610	$0	$1,000,000	$56,449,610	$50,916,890
Kristian Talvitie
Executive Vice President, Chief Financial Officer
Base Salary	$500,000	—	—	$500,000	—
Target Bonus	$500,000	—	—	$500,000	—
Pro-Rated Target Bonus	—	—	$500,000	—	—
Accelerated Equity		—	—	$4,755,573	$4,755,573
Benefits Continuation	$54,573	—	—	$54,573	—
Total	$1,054,573	$0	$500,000	$5,810,146	$4,755,573
Michael DiTullio
Executive Vice President, Sales and Corporate Marketing
Base Salary	$415,000	—	—	$415,000	—
Target Bonus	$350,000	—	—	$350,000	—
Pro-Rated Target Bonus	—	—	$350,000	—	—
Accelerated Equity		—		$6,155,692	$6,155,692
Benefits Continuation	$43,740	—	—	$43,740	—
Total	$808,740	$0	$350,000	$6,964,432	$6,155,692
Kathleen Mitford
Executive Vice President, Chief Strategy Officer
Base Salary	$415,000	—	—	$415,000	—
Target Bonus	$350,000	—	—	$350,000	—
Pro-Rated Target Bonus	—	—	$350,000	—	—
Accelerated Equity		—		$3,724,551	$3,724,551
Benefits Continuation	$47,841	—	—	$47,841	—
Total	$812,841	$0	$350,000	$4,537,392	$3,724,551
Aaron von Staats
Executive Vice President, General Counsel
Base Salary	$375,000	—	—	$375,000	—
Target Bonus	$350,000	—	—	$350,000	—
Pro-Rated Target Bonus	—	—	$350,000	—	—
Accelerated Equity		—	—	$3,368,358	3,368,358
Benefits Continuation	$56,400	—	—	$56,400	—
Total	$781,400	$0	$350,000	$4,149,759	$3,368,358
(1)	Equity is valued based on a closing stock price of $82.72 on September 30, 2020.

PTC Inc. - 2021 Proxy Statement     61

CEO PAY RATIO

The Dodd-Frank Act requires us to disclose the annual total compensation of our median paid employee, the annual total compensation of our CEO and the ratio between the two. We identified our median employee using a consistently applied compensation measure (CACM) approximating total direct compensation (base salary + short-term incentive target + long-term incentive target) for 2020 for each of our worldwide employees as of October 5, 2020 (five days after the close of our 2020 fiscal year), excluding our CEO. We did not exclude any portion of our total worldwide employee population from this analysis. We applied the CACM in accordance with the applicable rules governing inclusion of part-time and temporary employees and prohibiting annualization of seasonal or temporary contracts. All employee compensation was converted to the U.S. dollar equivalent based on applicable exchange rates for the period as of the date on which the worldwide employee data was collected. After identifying the median employee using this methodology, we calculated the annual total compensation for this employee using the same methodology we used for our CEO set forth in the 2020 Summary Compensation Table in this proxy statement.

We determined that the total annual compensation for our CEO for 2020 was $47,303,293 and the total annual compensation of our median employee for 2020 was $90,863, resulting in a ratio of 521:1. If the value of the performance-based retention award granted in September 2020 and the value of modifications associated with outstanding performance-based equity awards are excluded from our CEO’s compensation, as we do not consider them to be part of his annual compensation, our CEO’s compensation would have been $11,626,535, resulting in a ratio of 128:1.

To put these ratios into context, we note that we have a worldwide employee population, with approximately 65% of our employees located outside the U.S. where the competitive amounts we pay differ by country and region. The competitive compensation rates we pay in those countries significantly impact the pay ratio.

We also note that the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have a different geographic distribution of employees, different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

62     www.ptc.com

Proposal 3 ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FY21

We are asking stockholders to confirm the Audit Committee’s selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2021.

Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote is only advisory, the Board believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

✓The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

Engagement of Independent Auditor and Approval of Professional Services and Fees

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future.

The policy, which is reviewed and re-adopted at least annually by the Audit Committee:

⬢	Approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;
⬢	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;
⬢	Prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and
⬢	Sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

PTC Inc. - 2021 Proxy Statement     63

PROPOSAL 3: ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FY21

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards.

The Committee considers:

⬢	Whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;
⬢	Whether the independent auditor would be functioning in the role of management or in an advocacy role;
⬢	Whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;
⬢	Whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and
⬢	Whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

PricewaterhouseCoopers LLP Professional Services and Fees

The table below shows the fees we paid for professional services rendered by PricewaterhouseCoopers LLP for 2020 and 2019. All the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

PRICEWATERHOUSECOOPERS LLP SERVICES AND FEES

Type of Professional Service	2020	2019
Audit Fees	$2,813,068	$2,511,658
Audit-Related Fees(1)	$221,580	$174,811
Tax Fees(2)	$2,002,587	$1,442,007
All Other Fees(3)	$2,700	$2,700
(1)	Consists principally of fees related to the comfort letter for our debt issuance in FY20.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:
Type of Tax Service	2020	2019
Tax compliance and preparation services (comprised of preparation of original and	$581,063		$486,360
amended tax returns, claims for refunds, and tax payment planning services)
Tax compliance services related to PTC’s expatriate employees	$11,493	$	---
Other tax services, including tax planning and advice services and assistance with tax audits	$1,410,031		$955,707
Total	$2,002,587		$1,442,007
(3)	Consists of fees for accounting research and compliance software.

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PROPOSAL 3: ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FY21

Report of the Audit Committee

The Audit Committee:

⬢	Reviewed and discussed the audited financial statements for FY20 with management and with PricewaterhouseCoopers LLP;
⬢	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the U.S. Securities and Exchange Commission and the Public Company Accounting Oversight Board;
⬢	Discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and
⬢	Considered whether the independent auditor’s provision of the non-audit related services to PTC that are described above is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2020 filed with the Securities and Exchange Commission.

Audit Committee

Paul Lacy, Chair
Phillip Fernandez
Corinna Lathan
Robert Schechter

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

PTC Inc. - 2021 Proxy Statement     65

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders that Own at least 5% of PTC

The following table shows all persons we believe to be beneficial owners of more than 5% of PTC common stock as of November 30, 2020. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
BlackRock, Inc.
55 East 52nd Street	11,910,555	(3)	10.21%
New York, NY 10022
Rockwell Automation, Inc.
1201 South Second Street	10,582,010	(4)	9.07%
Milwaukee, WI 53204
The Vanguard Group
100 Vanguard Boulevard	9,875,382	(5)	8.46%
Malvern, PA 19355
(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 116,662,768 shares outstanding as of November 30, 2020.
(3)	As reported on Schedule 13G filed February 3, 2020, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its subsidiaries. BlackRock has sole voting power over 11,024,956 of such shares and sole dispositive power over all 11,910,555 shares.
(4)	As reported on Schedule 13D filed on July 30, 2018, Rockwell Automation Inc. has sole voting and dispositive power over all 10,582,010 shares.
(5)	As reported on Schedule 13G filed February 10, 2020, The Vanguard Group is an investment adviser that has sole voting power over 85,454 of such shares, shared voting power over 28,099 of such shares, sole dispositive power over 9,772,519 of such shares and shared dispositive power over 102,863 of such shares.

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INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2020.

Director or Executive Officer	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Janice Chaffin	47,562		0.04%
Phillip Fernandez	20,304		0.02%
Klaus Hoehn	30,903		0.03%
Paul Lacy	66,462		0.06%
Corinna Lathan	5,297		0.00%
Blake Moret	10,590,241	(3)	9.08%
Robert Schechter	65,076		0.06%
James Heppelmann	703,904		0.60%
Kristian Talvitie	29,968		0.03%
Michael DiTullio	43,463		0.04%
Kathleen Mitford	38,508		0.03%
Aaron von Staats	27,414		0.02%
All directors, nominees for director, and current executive officers as a group (15 persons)	11,690,365	(3)	0.96%
(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding held by any person, the number of shares deemed outstanding consists of the 116,662,768 shares outstanding as of November 30, 2020, and any shares subject to RSUs held by the person that vest on or before January 30, 2020.
(3)	10,582,010 of the shares shown are held directly by Rockwell Automation, Inc. Mr. Moret is the Chief Executive Officer and Chairman of the Board of Directors of Rockwell Automation and, in these capacities, may be deemed to share voting and dispositive power with respect to the securities held by Rockwell Automation. Mr. Moret disclaims beneficial ownership of the securities held by Rockwell Automation, and the inclusion of these securities in this proxy statement shall not be deemed an admission by Mr. Moret of beneficial ownership of these shares for any purpose.

PTC Inc. - 2021 Proxy Statement     67

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own more than 5% of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold (unless such transaction involves the compensation of an executive officer whose compensation is reviewed and approved by the Compensation Committee). In reviewing such transactions, the Audit Committee considers whether:

⬢	the transaction has an appropriate business purpose,
⬢	the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,
⬢	it is necessary or desirable for PTC to enter into the transaction at that time,
⬢	the amount of consideration to be paid or received by PTC is appropriate, and
⬢	entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee or the Compensation Committee in accordance with such policy.

Transactions with Related Persons

Howard Heppelmann, our General Manager, Connected Operations Solutions, is the brother of James Heppelmann, our President and Chief Executive Officer. Howard Heppelmann is not an executive officer of PTC. For 2020, Mr. Heppelmann earned a salary of $280,000 and a performance bonus of $92,625, and was granted $299,990 worth of service-based RSUs for 2020, which RSUs vest in three substantially equal installments in November 2020, 2021 and 2022 if he meets the applicable service criteria. The amounts paid were commensurate with those of his peers.

Maximo Albea Rodriguez, a Principal Consultant in our Professional Services group, is the husband of Eduarda Camacho, our Executive Vice President and Chief Customer Officer. For 2020, Mr. Rodriguez earned a salary of $117,827, a performance bonus of $11,397, and commissions of $14,888, and was granted $19,933 service-based RSUs, which RSUs vest in three substantially equal installments in June 2021, 2022 and 2023 if he meets the applicable service criteria. The amounts paid were commensurate with those of his peers.

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STOCK PERFORMANCE GRAPH

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2015 to September 30, 2020 with the cumulative return over the same period of:

⬢	the S&P 500 Index,
⬢	the NASDAQ Composite Index, and
⬢	the NASDAQ Computer & Data Processing Index.

The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2015 and assumes the reinvestment of dividends. We have never declared a cash dividend on our common stock.

The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

among PTC INC, the S&P 500 Index, the NASDAQ Composite Index and the NASDAQ Computer & Data Processing Index

*	$100 invested on 9/30/15 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

	9/30/2015	9/30/2016	9/30/2017	9/30/2018	9/30/2019	9/30/2020
PTC INC.	$100.00	$139.60	$177.32	$334.56	$214.81	$260.62
S&P 500	$100.00	$115.43	$136.91	$161.43	$168.30	$193.80
NASDAQ Composite	$100.00	$116.42	$144.00	$180.24	$181.19	$255.40
NASDAQ Computer & Data Processing	$100.00	$127.45	$164.74	$213.16	$225.69	$320.39

PTC Inc. - 2021 Proxy Statement     69

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

We plan to hold the 2022 Annual Meeting of Stockholders on February 9, 2022. If you wish to nominate a person for election as a director or make another proposal for consideration at the 2022 Annual Meeting, you must give written notice to us between August 31, 2021 and September 30, 2021, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some proposals may be included in our proxy statement and proxy card. If you desire that such a proposal be included in our proxy statement and proxy card, you must give written notice to us no later than August 31, 2021.

Your written proposal must be sent to:	Aaron C. von Staats
Secretary
PTC Inc.
121 Seaport Boulevard Boston, Massachusetts 02210

In order to limit controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Candidates recommended by stockholders are reviewed in the same manner and using the same general criteria as candidates recommended by the Nominating Committee and/or the Board.

Information about the Director Nominee

You must provide the following information about the director nominee:

⬢	the name, age, and business and residence addresses of the person,
⬢	the principal occupation or employment of the person for the past five years, as well as information about any other board of directors and board committee on which the person has served during that period,
⬢	the number of shares of PTC stock, if any, beneficially owned by the person,
⬢	whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Stock Market and all facts that currently prevent the person from being independent under such standards, if applicable, and
⬢	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

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STOCKHOLDER PROPOSALS AND NOMINATIONS

Information about the Nominating Stockholder

You must provide the following information about yourself:

⬢	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,
⬢	a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and
⬢	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:
⬢	the number of shares of PTC stock,
⬢	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,
⬢	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,
⬢	any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, could profit or share in any profit derived from any decrease in the value of PTC stock),
⬢	any rights to dividends on PTC stock that are separated or separable from PTC stock, and
⬢	any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to, based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

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ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Proposals to Be Voted on at the Meeting and Voting Standard

Proposal	Board Recommendation	Vote Required(1)	Broker Discretionary Voting Allowed
Elect eight directors to serve until the 2022 Annual Meeting of Stockholders.	✓ FOR	Plurality(2)	No
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	✓ FOR	Majority Votes Cast	No
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	✓ FOR	Majority Votes Cast	Yes
(1)	Plurality means that the nominees for director receiving the greatest number of votes will be elected. Majority means that a proposal that receives an affirmative majority of the votes cast will be approved. Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.
(2)	PTC has a majority voting policy under which a director who receives more “Withhold” votes than “For” votes is required to tender his or her resignation and the board is required to evaluate the proposed resignation and announce its decision with respect to such resignation.

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on any of the proposals, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal.

Voting by Proxy

You may vote by proxy using the Internet by following the instructions on your notice or proxy card. If you requested a printed set of materials, you may also vote by telephone or by mail by following the instructions on the proxy card.

Voting methods differ depending on whether you are a registered stockholder (that is, you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

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ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under Revoking Your Proxy and How You May Vote in Person.

Revoking Your Proxy

You may change your vote after you have voted as described below.

If you hold your shares in “street name” (that is, you hold your shares through a bank or a brokerage account, as most people do), you must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.

If you are a registered stockholder (that is, you hold your shares directly and not through a bank or brokerage account), you may revoke your proxy by following any of these procedures:

⬢	Vote again using the same method you used to vote your shares (which will supersede your earlier vote);
⬢	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations;” or
⬢	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Confidentiality of Voting and Tabulation of the Votes

We keep all the proxies, ballots and voting tabulations confidential. Broadridge Financial Solutions, Inc. acts as tabulator and will forward to management any written comments that you make on the proxy card without providing your name.

Announcement of Voting Results

We will provide the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies

PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

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ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended September 30, 2020, was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:

Investor Relations
PTC Inc.	Phone: (781) 370-5000
121 Seaport Boulevard	Email: ir@ptc.com
Boston, MA 02210

Questions

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or email at IR@ptc.com.

By Order of the Board of Directors,

AARON C. VON STAATS
Secretary
December 29, 2020

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APPENDIX A

Operating Measures

ACV AND NET NEW ACV

ACV is the total value of a renewable customer contract divided by the term of the contract (in days), multiplied by 365.

Net New ACV is New ACV generated in the fiscal year less the ACV of contracts that churn during the fiscal year.

ARR

ARR (Annual Run Rate) represents the annual value of our portfolio of active renewable customer contracts as of the end of the reporting period, including subscription software, cloud, and support contracts. ARR includes IoT and AR orders placed under our Strategic Alliance Agreement with Rockwell Automation and includes orders placed to satisfy contractual quarterly minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from new customers, existing customer renewals and expansions, and includes the impact of churn, which reflects gross churn, offset by the impact of any pricing increases.

Because this measure represents the annual value of renewable customer contracts as of the end of a reporting period, ARR does not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Non-GAAP Financial Measures

FREE CASH FLOW

Free cash flow is cash flow from operations less capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

NON-GAAP EPS

Non-GAAP EPS excludes the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related and other transactional charges included in general and administrative costs, restructuring and other charges, debt early redemption premium and write-off of issuance costs associated with the extinguished debt and income tax adjustments.

Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which accompanies this proxy statement.

Non-GAAP Financial Measures used under Our Executives’ Performance-Based Compensation

We use non-GAAP operating expense and adjusted free cash flow as performance measures because these measures exclude items that are not, in our view, indicative of our core operating results or that are not easily predictable for future periods.

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APPENDIX A

ADJUSTED FREE CASH FLOW

Adjusted free cash flow is net cash provided by operations less capital expenditures, restructuring payments, and acquisition-related payments, and application of a foreign exchange rate adjustment to eliminate the effect of foreign exchange rates over the course of the year. Adjusted free cash flow is not a measure of cash available for discretionary expenditures.

NON-GAAP OPERATING EXPENSE

Non-GAAP operating expense excludes stock-based compensation expense, acquisition-related costs and other transactional expenses, restructuring and other charges (net) and amortization of acquired intangible assets, and application of a foreign exchange rate adjustment to eliminate the effect of foreign exchange rates over the course of the year.

Reconciliation of GAAP Results to Non-GAAP Financial Measures

	FY20	FY19
	(amounts in millions, except per-share amounts)
Cash Flow from Operations	$233.8	$285.1
Capital Expenditures	(20.2)	(64.4)
Free Cash Flow	$213.6	$220.7
Restructuring Payments	42.0	24.7
Acquisition-related Payments	9.6	—
Adjusted Free Cash Flow	$265.2	$245.5
Foreign Exchange Rate Adjustment	—	2.5
Adjusted Free Cash Flow for FY19 PSUs	$265.2	$248.0

GAAP Operating Expense	$913.3	$867.2
Stock-based compensation	(101.2)	(74.5)
Amortization of acquired intangible assets	(28.7)	(23.8)
Acquisition-related and other transactional charges included in general and administrative expenses	(8.6)	(3.1)
Restructuring and other charges, net	(32.7)	(51.1)
Non-GAAP Operating Expense	$742.1	$714.7
Foreign Exchange Rate Adjustment	(1.5)
Non-GAAP Operating Expense for FY20 CIP	$740.6

GAAP diluted earnings (loss) per share	$1.12	$(0.23)
Fair value adjustment of acquired deferred revenue	—	0.01
Stock-based compensation	0.99	0.73
Total amortization of acquired intangible assets	0.48	0.43

Acquisition-related and other transactional charges included in general and administrative expenses	0.07	0.03
Restructuring and other charges, net	0.28	0.43
Non-operating charges	0.16	—
Income tax adjustments	(0.54)	0.25
Non-GAAP diluted earnings per share	$2.57	$1.64

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REDUCING THE ENVIRONMENTAL IMPACT OF OUR SOLICITATIONS

Electronic Delivery of Proxy Materials

We began providing proxy materials electronically to our stockholders in connection with our 2008 Annual Meeting of Stockholders and provide printed proxy materials only to stockholders that request them. This has reduced the number of proxy statements and Annual Reports on Form 10-K that are printed and mailed each year from 43,000 copies of each document in 2007 to approximately 2,000 copies of each document each year.

If you currently receive printed copies of our proxy materials and you would like to reduce the environmental impact associated with printing and mailing future proxy materials to you, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Internet voting instructions on your notice or proxy card and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Materials Sent to Stockholders Sharing the Same Surname and Address

Stockholders holding their shares in a brokerage account or bank account that share the same surname and address generally receive only one copy of the notice or materials. This practice conserves natural resources and reduces duplicate mailings and associated printing and postage costs. If you would like to receive a separate copy of the notice, our annual report and/or proxy statement, as applicable, or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request. Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

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PTC Worldwide Headquarters
121 Seaport Boulevard
Boston, MA 02210
PTC.com

PTC INC.
121 SEAPORT BOULEVARD
BOSTON, MA 02210

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D28131-P45432	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PTC INC.					For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR ALL nominees:
Vote on Directors					☐	☐	☐
1.	Elect eight directors to serve until the 2022 Annual Meeting of Stockholders.
	Nominees:
	01)	Janice Chaffin	05)	Paul Lacy
	02)	Phillip Fernandez	06)	Corinna Lathan
	03)	James Heppelmann	07)	Blake Moret
	04)	Klaus Hoehn	08)	Robert Schechter
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers (say-on-pay).	☐	☐	☐

3.	Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D28132-P45432

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PTC INC.

PROXY FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 10, 2021

The undersigned, revoking all prior proxies, hereby appoints Aaron von Staats and Catherine Gorecki, or either of them acting singly, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of PTC Inc. ("PTC") that the undersigned is entitled, if personally present, to vote at the 2021 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Wednesday, February 10, 2021 at PTC Inc., 121 Seaport Boulevard, Boston, MA 02210, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on December 14, 2020. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of the Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2020.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE